30 December 2004

GNiFi

(as Owner)

GORO NICKEL S.A.

(as Project Manager)

CONSTRUCTION AGREEMENT

(Contrat de promotion immobilière)

THIS CONSTRUCTION AGREEMENT, DATED 30 DECEMBER 2004, IS ENTERED INTO BY AND BETWEEN:

(1)	GNiFi, a groupement d’intérêt économique having its registered office at 37, avenue Henri Lafleur, BP K3, 98849 Nouméa Cedex, and enrolled at the Register of Commerce and Companies of Nouméa under number 204 C 749002, and represented by Khalid Ammari, duly authorised for the purposes of this Agreement (hereinafter referred to as the “Owner”); and

(2)	GORO NICKEL S.A., a company incorporated under the laws of France, having its registered office at 38, rue du Colisée, 75008 Paris, France, and enrolled at the Register of Commerce and Companies of Paris under number 313 954 570, acting herein through and on behalf of its branch (succursale) whose registered office is at 7 bis, rue Suffren, BP218, 98845, Nouméa Cedex, New Caledonia, and represented by Yves Roussel, duly authorised for the purposes of this Agreement (hereinafter referred to as the “Project Manager”), each a “Party” and together the “Parties”.

WHEREAS:

(A)	The Owner has been organised for the purpose of constructing, financing and leasing the Assets which constitute a portion of the Plant. The Project shall be developed and operated by the Project Manager. The transactions contemplated by this Agreement and the other Transaction Documents are based on the special tax support available for Dom-Tom investments.

(B)	In accordance with the Girardin Law, the Request for DGI Final Approval was filed with the DGI. A preliminary approval of the Transaction was granted by the DGI by a letter dated May 4, 2001 and the DGI Final Approval is to be issued. The retrocession rate as calculated in appendix 8 of the Lease at the date of this Agreement is higher than 80%.

(C)	In order to finance the construction of the Assets, the Owner shall:

(i)	receive the Tax Advances from the Tax Investors pursuant to the Tax Loan Agreement; and

(ii)	enter into the Loan Agreement.

(D)	The involvement of the Owner being only financial, the Project Manager as project manager under this Agreement and as Lessee has selected the site, procured the preliminary technical studies, drawn up certain plans and various descriptions and estimates for the construction of the Assets and has decided on the design and characteristics thereof.

(E)	The Substantial Completion Date and the delivery of the Assets to the Lessee is expected to occur on or prior to December 31, 2008 (as such date may be extended to a date no later than December 31, 2009 (subject to the satisfaction of the conditions in Clause 11.1(b))). Substantial Completion shall be evidenced by the signature by the Project Manager and the Lessee, on its behalf and on behalf of the Owner, of the Definitive Acceptance Certificate in accordance with the terms of this Agreement.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

0	DEFINITIONS

0.1	For the purpose of this Agreement, capitalised terms and expressions (whether in singular or in plural form) shall have the respective meanings given to them in this Agreement (including Appendix 1) or if not defined in this Agreement shall have the meaning given to them in the Lease.

0.2	In this Agreement:

(a)	headings of Clauses and Appendices are for ease of reference only and are not intended to influence the interpretation of this Agreement; and

(b)	references to any agreement or any other document shall be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated (but excluding any amendment, variation, supplement, restatement, variation or novation contrary to any Transaction Document).

1	PURPOSE

1.1	The Owner and the Project Manager hereby agree that the Project Manager will, on the Owner’s behalf, carry out the Works by way of any contracts including (without limitation) contracting agreements, sub-contracting agreements, purchase agreements and the Services Agreement pursuant to the terms and conditions of this Agreement, as well as to carry out or cause to be carried out any related legal, administrative or financial transactions related to the Works.

Unless otherwise specified in this Agreement, this Agreement is governed by Articles 1831-1 to 1831-5 of the French Civil Code enforced in New Caledonia pursuant to order n°98-728 dated August 20, 1998.

1.2	The authorisations granted, the contracts executed and the Works undertaken or initiated by or on behalf of the Project Manager prior to the date hereof in connection with the Works (the “Preliminary Works”) are hereby ratified and the Preliminary Works shall be subject to the terms of this Agreement as if they had been undertaken after the date of this Agreement.

1.3	This Agreement is entered into in the common interest of the Parties. However, the Owner undertakes not to interfere, directly or indirectly, with the duties conferred on the Project Manager.

1.4	The Project Manager represents:

(i)	that it has selected the site, procured preliminary technical studies, plans, descriptions and estimates for the construction of the Assets and has decided on their design and specifications;

(ii)	that it has not been provided with any information or study in respect of the Land or the Assets by the Owner and that the specification of the Assets and of the Works was drawn up by the Project Manager or its agents, contractors or subcontractors;

(iii)	that, considering the expected modifications of the works authorised by the Building Permit, it applied on or about 2 December, 2004 for a new building permit in respect of the Plant; and

(iv)	that it will obtain a new Operating Permit in respect of the Plant at least 3 months before the Substantial Completion Date.

2	SPECIFICATION OF THE ASSETS

(a)	The Works shall be completed and the Assets shall be delivered and commissioned in accordance with this Agreement, the Administrative Authorisations, the Request for DGI Final Approval (which the Project Manager is fully aware of), the DGI Final Approval (which the Project Manager is fully aware of) and good engineering practices (“les règles de l’art”).

(b)	In the case of any contradiction between the terms of this Agreement and the DGI Final Approval, the DGI Final Approval shall prevail.

(c)	For the avoidance of doubt, any reference in this Agreement to commissioning the Assets is a reference only to those commissioning works (in accordance with the commissioning and testing procedures developed by the Project Manager) required to achieve Substantial Completion.

3	CHANGES TO THE ASSETS

3.1	Conditions for changes to the Assets

(a)	It is hereby agreed that the Project Manager may, at its sole expense and risk, vary the technical characteristics of the Assets or any component or aspect thereof, provided that any such Variation or any other variation:

(i)	will not increase the Construction Costs (unless, for the avoidance of doubt, the costs of such Variation or variation are permitted under Clause 16.2);

(ii)	will not extend the time limits set out in Clause 11;

(iii)	will automatically be deemed to be approved by the Project Manager, as Lessee under the Lease;

(iv)	will not affect the DGI Final Approval; and

(v)	with respect to a Variation only, has been previously notified to the Owner for information purposes only in accordance with Clause 3.2(b).

(b)	Notwithstanding the foregoing, in no event shall any Variation or variation adversely affect the ability of the Lessee to operate the Assets in accordance with the Authorised Activities.

3.2	Authorisation of Variations

(a)	In the event of any Variation, the Project Manager shall obtain, on its own behalf and in its name, all required building permits and other administrative authorisations and shall be liable for all claims filed and for all expenses incurred in connection with obtaining such permits and authorisations.

(b)	The Project Manager shall inform the Owner of any Variation, no later than 15 Business Days prior to the date planned for the filing of the Administrative Authorisations required for such Variation.

4	DUTIES OF THE PROJECT MANAGER

4.1	Generally

(a)	The Project Manager’s duties relating to the Works are set out in this Clause 4. Such descriptions and lists are indicative and not exhaustive.

(b)	The Project Manager shall be responsible for ensuring that the Works are completed and the Assets are delivered in working order in accordance with this Agreement and that all administrative and legal requirements, contractual easements, authorisations granted by third parties, Applicable Laws in New Caledonia, and good engineering practices (“les règles de l’art”) have been complied with.

4.2	Definitions of the duties

The Project Manager’s duties relating to the Works are:

(a)	General description of the programme

(i)	definition of the Works’ programme;

(ii)	drawing up a provisional Works’ budget; and

(iii)	distribution of tasks to the Contractors and coordination of the Contractors;

(b)	Legal and administrative duties

(i)	all activities in relation to, when necessary, obtaining irrevocably, renewing, maintaining or defending all the regulatory approvals, permits, administrative and other authorisations and zoning agreements that are required under Applicable Law in New Caledonia for the construction and the operation of the Assets and, in particular, execution of documents relating to obtaining any Administrative Authorisation, as well as any related renewals or amendments, verification of their issuance or any required postage (“affichage”).

The Owner shall cooperate with the Project Manager with respect to obtaining any administrative authorisations in the event that its intervention or assistance is requested by the Project Manager and is required in order to obtain any administrative authorisation.

The Project Manager shall take all steps necessary, if any, to protect the Owner from incurring liability in respect of this Clause 4.2(b)(i).

(ii)	coordination of the preparation of all agreements required for the purposes of carrying out the Works and, in particular, the preparation of agreements with third parties;

(iii)	obtaining and maintaining the Insurance Policies in accordance with the terms of this Agreement; and

(iv)	dealings with public authorities, ministerial officers and court officials in relation to the Works;

(c)	Financial management

(i)	providing the Owner with reasonable information or documentation required for the Owner’s book-keeping relating to the Works; and

(ii)	providing the Owner with any reasonable information or documents required by the Owner for tax reasons and relating to the Works;

it being understood that compliance with this Clause 4.2(c) will not be onerous for the Project Manager and will not require the Project Manager to produce documentation which it would not, other than for this Clause 4.2(c), be required to produce;

(d)	Technical management

(i)	preparation, drafting and signature of contracts with the Contractors it being specified, for the avoidance of doubt, that the Project Manager may cause such contracts to be signed by any third party acting on its behalf and for its account;

(ii)	analysis of bids and selection of the Contractors;

(iii)	supervision of the Contractors;

(iv)	handover (“réceptions”) of the works, services or Equipment provided by the Contractors if required under Applicable Law in New Caledonia;

(v)	managing relationships with the Contractors and supervision of the remedying of defects identified at the time the Works are handed over, delivered or operated;

(vi)	commissioning of the Assets; and

(vii)	delivery of the Assets to the Lessee.

5	PERFORMANCE BY THE PROJECT MANAGER OF ITS DUTIES

5.1	Project Manager’s duties

The Project Manager:

(a)	shall determine and prescribe the manner in which the Works will be performed within the Construction Costs and in compliance with the time limits set out in Clause 11;

(b)	shall be solely responsible for selecting the Contractors required to carry out the Works and to commission the Assets;

(c)	in the event of the enforcement of Act of December 31, 1975 relating to sub-contracting as applicable in New Caledonia in the context of this Agreement, shall ensure that the Owner is in no circumstances liable under this Act;

(d)	shall be responsible for paying the Contractors;

(e)	shall comply with the safety regulations enforceable in New Caledonia or which arise out of good engineering practices (“les règles de l’art”) and shall procure that each Contractor commits to comply with the Project Manager’s safety procedures;

(f)	shall procure that supplies and equipment are covered by the usual warranties in accordance with good commercial practices;

(g)	must generally ensure compliance with Applicable Law in New Caledonia so that the Owner shall not, in any way or for any reason, be liable in relation to such Applicable Law in New Caledonia;

(h)	shall obtain the compliance certificate(s) (“certificate(s) de conformité”) referred to in Clause 14;

(i)	shall enforce, if and when appropriate, the Contractors’ warranties; and

(j)	shall construct the Assets in compliance with all applicable Environmental Laws.

5.2	Management of the Works

The Project Manager shall procure, under any agreement entered into with a Contractor, that such Contractor carries out any work or duty in relation to the Works in a manner which is not inconsistent with this Agreement and which is in compliance with Applicable Law in New Caledonia as provided under this Agreement.

5.3	Progress report (“reddition de compte”)

The Project Manager shall draw up on a semi-annual basis from the date of this Agreement, and as specified in Clauses 13.3 and 13.4, a progress report (in no particular or specified format) stating the following details as at the date of the relevant progress report:

(a)	the general progress of the Works on site including an indication of the expected Substantial Completion Date;

(b)	a comparison between any Works expected to have been carried out and the Works actually carried out;

(c)	any significant events in relation to the performance of the Works which have occurred (either positive or negative);

(d)	a comparison between the overall expenditure expected to have been made and the overall expenditure actually made in relation to the Works; and

(e)	any information relating to the application for and the issue of any Administrative Authorisation.

5.4	Except to the extent that such information has already been provided to the Owner pursuant to Clause 5.3, the Project Manager will provide to the Owner a copy of each report required to be provided to the DGI in accordance with the DGI Final Approval.

6	PERFORMANCE OF THE WORKS – LIABILITY

6.1	The Project Manager undertakes to comply with any contractual documents relating to the Works, the Assets and the Land and any third party rights under such documents. As between the Project Manager and the Owner, the Project Manager shall be deemed responsible for any harm suffered in relation thereto.

6.2	The Project Manager is solely liable for the supervision of the Works.

6.3	If one or more of the Contractors breach their obligations under any such contracts, the Project Manager may terminate, at its own expense, risk and peril, the contracts entered into and may enter into new agreements in order to avoid any delay in the completion of the Works and the Project Manager shall be individually liable for such expenses, risks and perils. It may also call on any relevant bank guarantees.

6.4	The Project Manager shall remain liable for the performance of the Works by any Contractor. The Project Manager shall be liable for the obligations and guarantees arising out of articles 1792, 1792-1, 1792-2, 1792-3 and 2270 of the French Civil Code if such provisions are applicable to the Assets and shall remain liable as against the Owner for the conception and the performance of the Works.

6.5	The Project Manager has a performance obligation (“obligation de résultat”) to the Owner:

(a)	to deliver the Assets on the Substantial Completion Date in accordance with Clause 12 and for a price not exceeding the Construction Costs (subject to Clause 16.2);

(b)	to bear all risks (“garde et risques”) relating to the Works and the Assets until the Substantial Completion Date;

(c)	to be individually liable to the Owner for any Loss which may be caused during the Works to any individual (“personne physique”) or company (“personne morale”) as a result of the Works or because of the existence of the Assets, or which is related to the construction process throughout the duration of the Works;

(d)	to deliver the Assets free from any lien (“droit concurrent”) and free from any non-compliance (“non-conformité”) or defect it being specified that the Assets may be subject to any Permitted Lien, provided however that the beneficiaries from such Permitted Lien have no right or interest to enforce them on the Substantial Completion Date; and

(e)	to cause the Assets to comply with the Production Test by no later than the Long-Stop Date.

6.6	The Project Manager is responsible for all prejudicial consequences which may result from any defects on or in the Land, and from negative, apparent or latent easements, whether existing or discontinued, which may encumber the Assets or the Land, as well as the commissioning and the operation of the Assets.

6.7	The Project Manager in its own capacity and as Lessee represents and agrees that it shall not, in any case, seek to make the Owner liable for any error, oversight, fault, defect, inadequacy or any such event affecting the conception or the carrying out of the Works or the Assets or the operation of the Equipment.

It is agreed that this Clause 6.7 shall not prevent the Project Manager from filing any claims against the Contractors.

6.8	If requested by the Owner, following the execution of any agreement with the Contractors, the Project Manager shall provide the Owner with a copy of such agreement together with a copy of any of the Contractor’s insurance certificates within 30 Business Days.

7	ACCESS TO THE SITE – CUSTODY – RISKS

7.1	If any event adversely affects the Works or the performance of the Assets during the Construction Period, the Owner shall be authorised, at the Project Manager’s expense, to inspect the site and any document pertaining thereto. Any such inspections shall only be made on a reasonable number of occasions, upon giving reasonable prior notice and up to a reasonable amount of cost to the Project Manager. The Owner may seek, at the cost of the Project Manager, the assistance of a technical advisor with which the Project Manager will cooperate and which the Project Manager will provide with any information that the Owner considers necessary. The Project Manager undertakes to facilitate the exercise of the duties of the technical advisor and to allow it access to the site. The Owner must procure that any Person given access under this Clause 7.1 complies with the Project Manager’s site rules and must procure that such access does not hinder the Works or the Project.

7.2	Provided that the Owner and the technical advisor comply with the Project Manager’s site rules, access by the Owner and the technical advisor to the site does not confer any liability on the Owner.

7.3	Under Article 553 of the French Civil Code, the Owner, as holder of a right in rem (“droit réel”) over the Land and the Assets pursuant to the Lease Assignment, shall acquire title as owner to all of the work, buildings and Equipment as and when they are completed or delivered. Regardless of such acquisition of such title, the risks relating to, and the custody of, the Assets shall remain the responsibility of the Project Manager until the Substantial Completion Date.

8	FORCE MAJEURE

Upon the occurrence of any fortuitous or force majeure event which does not constitute an Abandonment for the purposes of Clause 19.1(e), this Agreement shall not be terminated.

The Project Manager shall remain responsible for its assignment under the Agreement whatever the length of time of the event.

9	INSURANCE

9.1	Insurance

(a)	The Project Manager shall obtain and maintain the following insurance cover from appropriate solvent insurers with ratings by Standard & Poor’s Ratings Group of no less than A-, for the Construction Period (except otherwise specified herein), on a basis consistent with Inco’s policies and best practice, providing such cover (including deductions and exclusions) and in such form and amounts as are customarily obtained for this type of construction project and in accordance with good business practices:

(i)	“All Risks” Marine Cargo insurance, insuring the material, equipment, machinery, supplies and all other property used for or in connection with the Assets (except Contractors’ Equipment) from the time the insured becomes at risk or assumes interest and during transit and/or in storage, wherever located and until delivered to final destination being the Project laydown site, including risks of loading and unloading — anywhere worldwide, against physical loss or damage as per Institute Cargo Clauses ‘A’ CL 252 (1/1/82), including Institute War Clauses (Cargo) CL 255 (1/1/82), Institute Strike Clauses (Cargo) CL 256 (1/1/82, Institute War Clauses (Air Cargo) CL 258 (1/1/82, Institute Strike Clauses (Air Cargo) CL 260 (1/1/82), Institute Radioactive Contamination Clause CL 356 (1/10/90) and Institute Replacement Clause CL 161 (1/1/34);

(ii)	“Construction All Risks” (“CAR”) insurance covering POED against “all risks” of direct physical loss or damage. This CAR insurance shall be effective and shall insure POED while such POED is being transported to the site, excluding ocean marine cargo, and thereafter until the Substantial Completion Date;

(iii)	“Third Party Liability Insurance”, on an occurrence basis form, insuring liabilities arising from bodily injury, death and property damage arising out of the ownership, construction, erection, installation and maintenance of the Assets. Cover shall include, but shall not be limited to, blanket contractual legal liability, broad form property damage (excluding damage to the Assets), occurrence property damage, personal injury, sudden and accidental pollution, and with respect to completed operations, cover for a period of twenty four (24) months from the Substantial Completion Date;

(iv)	any other insurance which may be required by local law, it being understood that a determination of what is required by local law will be based on a cooperative analysis by the Project Manager and the Owner and their respective insurance and legal advisers; and

(v)	terrorism insurance.

(b)	Notwithstanding the foregoing, it is understood and agreed that under no circumstance shall the Project Manager be obliged to maintain or be caused to maintain a delay in start-up insurance.

9.2	The Project Manager shall cause each Insurance Policy to:

(a)	name the Owner, each Member, each Tax Investor, the Security Agent and the Lessor Administrators as named insured as their interest may appear and as relates solely to the Assets, but neither the Owner nor any Tax Investor or any Member or the Security Agent or the Lessor Administrators shall be liable for the payment of such insurance premiums;

(b)	designate the Security Agent as the loss payee on behalf of each named insured in Clause 9.2(a) as their collective interests may appear (but only as such interests relate to the Assets) except that it is understood and agreed that the Security Agent, the Owner or any Tax Investor will not be designated as loss payee as regards Insurance Policies covering liabilities to third parties or insuring the interests of third parties; and

(c)	provide a waiver of all rights of recourse against the Owner, each Tax Investor, each Member, the Security Agent and the Lessor Administrators and their insurers with respect to their interests in the Assets and the Owner, each Tax Investor, each Member, the Security Agent and the Lessor Administrators shall cause their respective insurers to waive any rights of recourse against the Project Manager and each of its insurers.

Each of the parties shall provide the others with documentation evidencing the waivers by their respective insurers.

9.3	Implementation

In respect of the Insurance Policies:

(a)	Notwithstanding Clause 9.2(b):

(i)	if the insurance proceeds resulting from any claim under the Insurance Policies for damage to the Assets (other than damages amounting to a Total Loss) are less than US$50,000,000 such proceeds will be paid directly to the Project Manager;

(ii)	if the insurance proceeds resulting from any claim under the Insurance Policies for damage to the Assets (other than damages amounting to a Total Loss) are more than US$50,000,000, such proceeds will be paid directly to the Project Manager, provided that the Project Manager provides the Owner as soon as practicable following such damage to the Assets with a plan which sets out the Project Manager’s proposal to reinstate the Assets back to their pre-loss condition, or (subject to the Owner’s written consent (such consent not to be unreasonably withheld)) to an equivalent condition provided that the fitness for purpose of the Assets is maintained;

(iii)	if a Total Loss occurs and the Project Manager has determined within twelve months of the date of the event giving rise to such Total Loss that the Assets will be replaced or re-built, then any insurance proceeds resulting from the resultant insurance claim will be paid directly to the Project Manager, provided that the Project Manager provides the Owner as soon as practicable following the Total Loss with a plan which sets out the Project Manager’s proposal to reinstate the Assets back to their pre-loss condition, or (subject to the Owner’s written consent (such consent not to be unreasonably withheld)) to an equivalent condition provided that the fitness for purpose of the Assets is maintained;

(iv)	if a Total Loss occurs and the Project Manager has determined within twelve months of the date of the event giving rise to such Total Loss that the Assets will not be replaced or re-built, then the Project Manager shall provide the Owner with a letter of credit issued in favour of the Security Agent by a credit institution with ratings by Standard & Poor’s Ratings Group of no less than A- equal in amount to the Tax Loan Reference TV within five Business Days of the date of such determination, it being agreed and understood that any insurance proceeds resulting from the resultant insurance claim will be paid directly to the Project Manager;

(v)	if a Total Loss occurs and the Project Manager has determined that the Assets will be not be replaced or re-built, and the Project Manager fails to provide the Owner with a letter of credit on the terms required under paragraph (iv) above, then any insurance proceeds resulting from the resultant insurance claim to an amount up to the Tax Loan Reference TV will be paid directly to the Security Agent (acting on behalf of the Owner and the Tax Investors pursuant to the terms of the Intercreditor Agreement) as the interests of the Owner and Tax Investors may appear and only as such proceeds relate to the Assets; and

(vi)	if a Total Loss occurs and insurance proceeds are paid prior to the date on which the Project Manager has notified the Owner whether it intends to replace or rebuild the Assets or, if earlier, prior to the date falling twelve months after the date of the event giving rise to such Total Loss, then unless the Project Manager has provided to the Owner a letter of credit on the terms required under Clause 9.3(a) (iv) above, the insurance proceeds up to an amount up to the Tax Loan Reference TV will be paid directly to the Security Agent (acting on behalf of the Owner and the Tax Investors pursuant to the terms of the Intercreditor Agreement) as the interests of the Owner and Tax Investors may appear and only as such proceeds relate to the Assets.

(b)	In the event of failure by the Project Manager to pay the relevant insurance premiums under the Insurance Policies, the Owner shall have the right to pay such premiums on behalf of the Project Manager.

(c)	On or before the date hereof and thereafter as soon as practicable following any request by the Owner thereafter, the Project Manager agrees to furnish to the Owner a report that includes in respect of each Insurance Policy:

(i)	the certificates of insurances signed by the insurers or their authorised representatives indicating the amount of the cover and the risks covered, confirming that the provisions set out in Clause 9.3(f) are being complied with and declaring that all insurance premiums have been paid; and

(ii)	a certificate signed by a responsible officer of the Project Manager stating that such insurance is in accordance with this Clause 9.

(d)	During the occurrence of a Construction Agreement Termination Event (other than an Owner Construction Agreement Termination Event referred to in Clause 19.1(d) (Total Loss) or a Project Manager Construction Agreement Termination Event referred to in Clause 19.2(b) (Owner breach) or Clause 19.2(c) (DGI Final Approval)) which remains unremedied or unwaived), all transactions and other agreements to be entered into between the Project Manager and any insurers relating to the determination of the amount of any damage and any other methods of indemnification for losses under the Insurance Policies which exceed US$ 7,500,000 are subject to the prior agreement of the Owner.

(e)	To the extent that such provisions are valid and available on commercially reasonable terms, the Insurance Policies shall provide that:

(i)	the respective interests of each of the Owner, any Member and any Tax Investor shall not be invalidated by any act or omission by the Project Manager; and

(ii)	the cover afforded by such Insurance Policies shall not be affected by the performance of any work on the Assets or by any modification thereto.

(f)	Subject to availability on commercially reasonable terms, the Insurance Policies shall contain obligations on the part of the insurer as follows:

(i)	without prejudice to Applicable Law, to advise the Owner of any delay in the payment of premiums and not to suspend the agreed cover until one (1) month following receipt by the Owner of such notice;

(ii)	without prejudice to Applicable Law, to provide the Owner with one (1) month’s prior notice of any termination, taking of effect of cancellation or material reduction of cover which occurs at the initiative of such insurer;

(iii)	not to exercise any rights against the Owner, any Member, any Tax Investor or the Security Agent and/or the Lessor Administrators relating to any omission, incomplete information or misrepresentation of the Project Manager or any Contractor and, consequently, not to raise in defence against the Owner, any Member or any Tax Investor nullity, average or lapse in the event of a breach of its obligations committed by the insured subsequent to the loss; and

(iv)	not to avail itself of any clause limiting insurance proceeds to the cost of the Assets in case of the Assets being constructed on the land of others.

(g)	Notwithstanding the preceding provisions of this Clause 9, the Owner may at any time take out of its own initiative and at its own cost any other insurance that it may desire.

(h)	The Project Manager shall obtain and maintain the Insurance Policies and ensure compliance with Applicable Law through participation by insurers licensed in New Caledonia. Reinsurance of Insurance Policies will be arranged by the Project Manager and may include reinsurance with insurers operating outside of New Caledonia.

(i)	The Project Manager shall declare to the insurer, as the primary named insured, on behalf of all named insured, including the Project Manager and Owner, all accidents or events likely to give rise to a claim under the Insurance Policies, in the manner provided for in the Insurance Policies.

9.4	Modification

The Project Manager shall not seek to cancel the Insurance Policies or to introduce any amendment materially reducing the cover thereunder without the prior consent of the Owner which consent shall not be unreasonably withheld.

10	TOTAL AND PARTIAL LOSS

10.1	Total Loss

(a)	If, at any time on or before the Substantial Completion Date, an event occurs which could reasonably be expected to constitute a Total Loss, the Project Manager shall notify the Owner as soon as practicable.

(b)	Within twelve months of the date of the occurrence of an event which gives rise to a Total Loss, the Project Manager shall notify the Owner as to whether or not the Assets will be replaced or rebuilt.

(c)	Any other event, damage or loss, which is not a Total Loss must be repaired or reconstructed pursuant to Clause 10.2.

10.2	Partial Loss and Repair

(a)	If the Assets or any part thereof suffers damage that does not constitute a Total Loss (a “Partial Loss”), the Project Manager shall be required to repair, at its own expense, the damage caused to the Assets and to restore the Assets back to their pre-loss condition, or (subject to the Owner’s written consent (such consent not to be unreasonably withheld)) to an equivalent condition provided that the fitness for purpose of the Assets is maintained.

(b)	The Project Manager shall be responsible for all administrative authorisations and all expenses necessary for such reconstruction.

(c)	The repair, reconstruction or reinstatement work shall be performed under the Project Manager’s full responsibility.

(d)	Subject to Clause 9.3(a) above and in accordance with the Insurance Policies, the insurance proceeds shall be paid out to the Project Manager, which shall use such proceeds to pay for the restoration or reconstruction work, which shall be performed under the supervision of the Project Manager. It is agreed that the Project Manager alone shall be responsible for all costs (including all Taxes) in connection with the repair or reconstruction work in excess of the amount of such insurance proceeds.

11	TIME LIMITS FOR COMPLETION OF THE ASSETS

11.1	Substantial Completion Date

(a)	Subject to Clause 11.1(b), the Project Manager shall cause the Substantial Completion Date to take place in accordance with Clause 12.3 and by no later than December 31, 2008.

(b)	The Project Manager may postpone the Substantial Completion Date until December 31, 2009 at the latest, provided however that:

(i)	it has informed the Owner of the anticipated delay by November 1, 2008 at the latest; and

(ii)	the DGI has accepted in writing such postponement on or before December 1, 2008.

11.2	Final Completion Date

The Project Manager shall cause the Final Completion Date to take place in accordance with Clause 12.4 and by no later than the date which is the earlier of (i) 24 months after the Substantial Completion Date and (ii) December 31st, 2010 (the “Long-Stop Date”).

11.3	Force majeure

Subject to the occurrence of an Abandonment, the time limits provided in Clauses 11.1 and 11.2 shall not be suspended or extended even in the event of an act of God (fortuitous event, or cas fortuit) or a case of force majeure, including bad weather (“intempéries”).

If, as a result of an act of God or of a case of force majeure, the Project Manager expects not to meet the time limits provided in Clauses 11.1 or 11.2, the Owner and the Project Manager will, together with the Tax Investors, meet with a view to:

(a)	discussing how the Project Manager plans to resume the Works; and

(b)	formulating a plan, if possible in the Owner’s reasonable opinion, to be implemented by the Project Manager, to enable the Project Manager to resume the Works and attempt to avoid the termination of this Agreement and withdrawal of the DGI Final Approval.

12	COMPLETION OF THE ASSETS – DELIVERY – CERTIFICATES

12.1	The Project Manager in its own capacity and as Lessee and the Owner in its own capacity and as Lessor, agree that the Lessee will operate the Assets under the Lease on and from the Substantial Completion Date. The Project Manager shall however remain under a duty to perform its duties under this Agreement and to procure that Final Completion takes place on or before the Long-Stop Date.

12.2	Completions

(a)	Substantial Completion shall occur when the Works are completed in accordance with this Agreement and when:

(i)	the Assets have been built substantially in accordance with the Project Design Criteria;

(ii)	each piece or item of equipment constituting part of the Assets has been installed and tested in accordance with commissioning and testing procedures developed by the Project Manager;

(iii)	each system, subsystem or operating unit constituting part of the Assets has been tested and commissioned in accordance with, and as contemplated by, the procedures developed by the Project Manager using appropriate inert media, or where it is not practical to use inert media, other appropriate media to confirm that the applicable system, subsystem or operating unit has been properly tested in accordance with such commissioning and testing procedures as developed by the Project Manager; and

(iv)	the first autoclave of the Project is ready to accept initial feed for processing in accordance with the Project Design Criteria.

(b)	Final Completion shall occur after achievement of the Substantial Completion Date and when the Production Test has been satisfied.

12.3	Substantial Completion

(a)	When the Project Manager considers that Substantial Completion has been achieved, the Project Manager, in its own capacity as Lessee, shall notify the Owner and shall represent and warrant that:

(i)	the Works and the Assets are operational for the purposes contemplated in the Lease and the DGI Final Approval;

(ii)	all the necessary Administrative Authorisations have been obtained and are valid, definitive and enforceable;

(iii)	the declaration of completion of works (“declaration d’achèvement des travaux”) has been notified to the administrative authorities (a copy of such declaration in accordance with article 33 of order (“deliberation”) n°19 dated June 8, 1973, as amended, and a copy of its acknowledgment of receipt by the relevant administrative authority shall be attached thereto);

(iv)	the Insurance Policies required to be current under this Agreement are current and the insurance policies required under clause 9 of the Lease are enforceable;

(v)	the Lessee shall bear the risks relating to, and the custody of the Assets in accordance with the Lease;

(vi)	to the best of the Project Manager’s knowledge, there is no material reservation or default other than those listed in an attachment to the notice;

(vii)	the Lessee agrees to take possession of the Assets, accepts them, ratifies any of the variation orders filed by the Project Manager and recognizes that the warranties and operating manuals received are sufficient to start the operation of the Assets; and

(viii)	Substantial Completion has occurred.

(b)	The date of receipt by the Owner of the notice provided under Clause 12.3(a) shall constitute the “Substantial Completion Date”, and such notice shall constitute the “Definitive Acceptance Certificate”. Substantial Completion shall be deemed to have been agreed respectively between the Project Manager and the Owner and between the Lessor and the Lessee on the Substantial Completion Date. For the purpose of securing such agreements, the Project Manager shall act on behalf of the Owner and in its own capacity and that of Lessee.

(c)	On the Substantial Completion Date the Assets shall be deemed to have been delivered to the Lessee under the Lease.

12.4	Final Completion

(a)	When the Project Manager considers that Final Completion has been achieved, the Project Manager, in its own capacity and as Lessee, shall notify the Owner representing and warranting that:

(i)	the Works and the Assets are operational for the purposes contemplated in the Lease and the DGI Final Approval;

(ii)	all the necessary Administrative Authorisations have been obtained and are valid, definitive and enforceable;

(iii)	the Insurance Policies required to be current under this Agreement are current and the insurance policies required under clause 9 of the Lease are enforceable;

(iv)	to the Project Manager’s best knowledge, there is no material reservation or default other than those listed in an attachment to the notice;

(v)	the Lessee ratifies any of the variation orders filed by the Project Manager; and

(vi)	the Production Test has been satisfied.

(b)	The date of receipt by the Owner of the notice provided under Clause 12.4(a) shall constitute the “Final Completion Date”, and such notice shall constitute the “Final Completion Certificate”. Final Completion shall be deemed to have been agreed respectively between the Project Manager and the Owner and between the Lessor and the Lessee on the Final Completion Date. For the purpose of securing such agreement, the Project Manager shall act on behalf of the Owner and in its own capacity and that of Lessee.

12.5	Defects and defaults

The Lessee, for and on behalf of the Owner, shall be authorised from the Substantial Completion Date and until 12 months after the Final Completion Date, to notify the Project Manager (with a copy to the Owner) of any defects or defaults that the Project Manager shall rectify as soon as possible and in any case within 12 months of receipt of such notice.

13	DOCUMENTS TO BE DELIVERED TO THE LESSEE AND TO BE PUT AT THE OWNER’S DISPOSAL

13.1	On the Substantial Completion Date, delivery by the Project Manager to the Owner of the Definitive Acceptance Certificate shall be deemed to constitute delivery of the signed Definitive Acceptance Certificate by the Lessee to the Lessor under the Lease.

13.2	On the Substantial Completion Date or as soon as possible thereafter, the Lessee shall be provided with any warranties for the Equipment as well as any operating manuals, the original and any electronic versions of which shall be put at the Owner’s disposal by the Project Manager in the premises of the latter.

13.3	Within six weeks of the Substantial Completion Date, the Lessee shall have access to the following documents, the original and any electronic versions of which shall be put at the Owner’s disposal by the Project Manager in the premises of the latter:

(a)	any handover certificates (“procès-verbaux de reception”) required under Applicable Law in New Caledonia together with any reservations;

(b)	the Definitive Acceptance Certificate together with any reservations;

(c)	the Administrative Authorisations and their application forms;

(d)	the certificates for each Insurance Policy and evidence of the due payment of the premiums under each Insurance Policy;

(e)	the progress report specified in Clause 5.3 and evidence that each payment due and payable to each Contractor has been made; and

(f)	the inspection plans (“plans de recollement”) of the Assets.

13.4	Within 6 weeks as of the Final Completion Date, the Lessee shall have access to the following documents, the original and any electronic versions of which shall be made available to the Owner by the Project Manager at the premises of the latter:

(a)	any additional handover certificates (“procès-verbaux de reception”) required under Applicable Law in New Caledonia and declared after the Substantial Completion Date together with any reservations attached thereto;

(b)	the Final Completion Certificate together with any reservations;

(c)	an exhaustive list of the contact details of each Contractor together with the names of their insurers (if insured);

(d)	the agreements entered into between the Project Manager and the Contractors relating to the Assets together with any guarantees of such Contractors;

(e)	the progress report specified in Clause 5.3 which shall also contain any necessary information as to the achievement of the Production Test, and evidence that each payment due and payable to each Contractor has been made;

(f)	each Administrative Authorisation issued subsequent to the Substantial Completion Date up to the Final Completion Date and its application form; and

(g)	the Insurance Policies and evidence of full payment of the premiums by the Project Manager.

14	COMPLIANCE CERTIFICATE

14.1	The Project Manager shall obtain the compliance certificate(s) (“certificat(s) de conformité”) provided for in articles 33 and 34 of order (“déliberation”) n°19 dated June 8, 1973 as amended, within twelve months as of receipt by the administrative authorities of the declaration(s) of completion of the Works.

14.2	The Project Manager undertakes to perform at its own cost and risk all works and duties necessary to obtain the compliance certificate(s) as soon as possible.

14.3	The Project Manager shall provide the Owner with the original version(s) of the compliance certificate(s) within 5 Business Days of its (their) receipt.

14.4	If any administrative authority refuses to issue compliance certificate(s) or if the compliance certificate(s) is (are) not issued within the time limit provided in Clause 14.1, the obligation of the Project Manager to obtain the compliance certificate(s) shall continue in accordance with Clause 15.2(c). In this event, the Owner and the Project Manager will, together with the Tax Investors, meet with a view to: (a) discussing how the Project Manager plans to obtain the compliance certificate(s) ; and (b) formulating a plan, if possible in the Owner’s reasonable opinion, to be implemented by the Project Manager, to enable the Project Manager to obtain the compliance certificate(s).

15	TERM

15.1	Subject to Clause 15.2, this Agreement shall commence on the date hereof and shall end, except as otherwise provided herein, on the Final Completion Date.

15.2	After the Final Completion Date, the Project Manager shall continue:

(a)	to remedy all the defects (if any) identified by the Project Manager in its own capacity and as Lessee at the time of the handover by the Contractors, following the Substantial Completion Date or the Final Completion Date;

(b)	to pay the Contractors;

(c)	to obtain any compliance certificate(s); and

(d)	to represent the Owner in any proceedings commenced pursuant to the powers granted to it under Clause 21.

16	CONSTRUCTION COSTS

16.1	The Owner agrees to pay the Project Manager in connection with its assignment under this Agreement the Construction Costs.

16.2	Cost overruns

(a)	If the cost price of the Works (including, for the avoidance of doubt, the cost of labour or equipment, the costs of any change or increase required by the authorities and any other cost which comprises and/or is covered by the Construction Costs) exceeds the Construction Costs, the Construction Costs may, at the Project Manager’s election, be increased by an amount including any taxes not exceeding 20% of the Construction Costs (the “Cost Overruns”), provided, however, that:

(i)	the Project Manager notifies the Owner of any Cost Overruns at least 30 days before the expected Substantial Completion Date;

(ii)	any Cost Overruns shall be funded pursuant to Loan Agreement; and

(iii)	the Cost Overruns shall be fixed as at the Substantial Completion Date and paid on or before the date falling 30 days after the Substantial Completion Date.

(b)	If the overruns are anticipated to exceed 20% of the Construction Costs, the Parties shall meet in order to decide if the excess could be funded by the Lender. If the Parties agree that such excess could be funded by the Lender, the Project Manager will be entitled to elect that the Cost Overruns be increased up to the amount so agreed and Clauses 16.2(a)(ii) and (iii) will apply.

17	TERMS AND CONDITIONS OF PAYMENT

17.1	Payment of the Construction Costs

(a)	The Construction Costs shall be paid by the Owner to the Project Manager by electronic transfer of immediately available funds to an account that is specified by the Project Manager no later than 48 hours prior to each scheduled payment date.

(b)	Any payment by the Owner under this Agreement shall be made by the Owner before 11:00 a.m. (New York time) on the scheduled payment date.

17.2	Terms and conditions of payment

(a)	The Construction Costs shall be paid in Euro (as calculated pursuant to the Applicable Exchange Rate by the Owner) in four installments on the scheduled payment dates as follows:

(i)	on the Closing Date: US$ 137,970,000 (“Installment 1”);

(ii)	on 18 December 2005: US$ 168,630,000 (“Installment 2”);

(iii)	on 18 December 2006: US$ 204,400,000 (“Installment 3”); and

(iv)	between the Substantial Completion Date and the date falling 30 days after the Substantial Completion Date (both dates included), all amounts (if any) required in respect of Cost Overruns elected by the Project Manager in accordance with Clause 16.2 (“Installment 4”).

(b)	The Construction Costs will be paid by the Owner and by the Lender on behalf of the Owner as follows:

(i)	Payments by the Owner:

The amounts payable by the Owner in respect of each of the four installments set out in Clause 17.2(a) will be:

-	in respect of Installment 1: 24.17% x 27% x US$ 511,000,000 denominated in Euro at the Applicable Exchange Rate for 2004;

-	in respect of Installment 2: 26.75% x 33% x US$ 511,000,000 denominated in Euro at the Applicable Exchange Rate for year 2005, multiplied by the sum of the percentages underwritten by the Tax Investors according to appendix 6 of the Tax Loan Agreement for that year;

-	in respect of Installment 3: 26.75% x 40% x US$ 511,000,000 denominated in Euro at the Applicable Exchange Rate for year 2006, multiplied by the sum of the percentages underwritten by the Tax Investors according to appendix 6 of the Tax Loan Agreement for that year; and

-	in respect of Installment 4: 0.

(ii)	Payment by the Lender on behalf of the Owner:

The difference between (i) each amount mentioned in Clause 17.2(b)(i) as currently expressed in USD (and which shall be exchanged and paid in Euro) and (ii) each corresponding installment expressed in USD in Clause 17.2(a), shall be paid in USD directly by the Lender to the Project Manager, on the Owner’s behalf, on the relevant due date.

The Parties agree that such payments made in USD by the Lender to the Project Manager on the Owner’s behalf shall be deemed to meet the obligations of the Owner to pay the Construction Costs in Euro.

The Project Manager shall confirm in writing to the Owner, using the notification form attached as Appendix 3, that it received full payment of each installment due from the Lender in accordance with this Clause 17.2(b)(ii) within 2 Business Days as of the time limits set forth in Clause 17.2(a).

(c)	Installment 2 will be paid by the Owner subject to the Project Manager providing the Owner with a copy of the New Building Permit on or before 1st December 2005.

18	REPRESENTATIONS

18.1	The Owner hereby makes the following representations to the Project Manager as at the date of this Agreement:

(a)	Status: the Owner is a groupement d’intérêt économique duly organised and validly existing under the laws of France and the laws applicable in New Caledonia, and it

(b)	possesses the capacity to sue and be sued in its own name and has the power and authority to carry on its business and to own its assets and has no immunity from jurisdiction;

(c)	Capacity and authority: the Owner has full legal capacity to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to carry out the transactions contemplated by such documents and all necessary corporate and other action has been taken to authorise the execution, delivery and performance hereof and thereof by the Owner; and

(d)	Validity, non-conflict: this Agreement and each other Transaction Document to which the Owner is a party:

(i)	has been duly executed and validly delivered by the Owner and constitutes a valid, legal and binding obligation of the Owner enforceable against the Owner in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general application relating to or affecting creditors’ rights; and

(ii)	does not violate any provisions of any law or regulation or any judgment, order or decree of any governmental authority, agency or court having jurisdiction over it.

18.2	The Project Manager hereby makes the following representations to the Owner as at the date of this Agreement:

(a)	Status: the Project Manager is a société anonyme, or a société par actions simplifiée (as the case may be), duly organised and validly existing under the laws of France, acting through its New Caledonian branch in respect of its operations in New Caledonia (and its New Caledonian branch is duly organised and validly existing under the laws applicable in New Caledonia) and it possesses the capacity to sue and be sued in its own name and has the power and authority to carry on its business and to own its assets and has no immunity from jurisdiction;

(b)	Powers and authority: the Project Manager has full legal capacity to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to carry out the transactions contemplated by such documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance hereof and thereof by the Project Manager;

(c)	Binding obligations: the obligations of the Project Manager under this Agreement and each other Transaction Document to which the Project Manager is a party constitute its valid, legal, binding and enforceable obligations, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(d)	Contraventions: the execution, delivery and performance by the Project Manager of this Agreement and each Transaction Document to which it is a party does not:

(i)	contravene any applicable law or regulation or any judgment, order or decree of any governmental authority, agency or court having jurisdiction over it;

(ii)	result in any breach of any of the provisions of, or constitute a default under, any agreement or other instrument to which the Project Manager is a party or any licence or other authorisation to which it is subject or by which it is bound; or

(iii)	contravene or conflict with the provisions of its constitutional documents (statuts),

in each case, save where such contravention is being contested in good faith, by an appropriate proceeding;

(e)	Insolvency: the Project Manager has taken no action nor, to its knowledge, have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution, re-organisation, or bankruptcy;

(f)	No default: so far as it is aware the Project Manager is not in default under any obligation under any agreement to which it is a party or which is binding on it in a manner or to an extent which could reasonably be expected to have a material adverse effect on the Project Manager’s operations or on the Owner’s or Tax Investors’ rights and obligations except where such default or alleged default is being contested in good faith;

(g)	Litigation: there are no actions, suits or proceedings pending or, to the Project Manager’s knowledge, threatened against or affecting the Project Manager which would reasonably be expected to have a material adverse effect on the ability of the Project Manager to perform its obligations under the Transaction Documents to which it is a party;

(h)	Authorisations: all governmental authorisations, licences, consents, filings and registrations required:

(i)	for the conduct of business trade and ordinary activities of the Project Manager, in particular the Operating Permit;

(ii)	for the performance and discharge of the obligations of the Project Manager under the Transaction Documents to which it is a party; and

(iii)	in connection with the execution, delivery, validity and enforceability of the Transaction Documents to which it is a party,

have been, or, as the case may be, obtained or made, except to the extent that they are not immediately necessary or failure to receive, benefit from or make the same would not have a material adverse effect on the operations of the Project Manager;

(i)	Taxes: except as disclosed in writing to the Owner prior to the date of this Agreement: (a) there are no material disputes pending or, to the Project Manager’s knowledge, threatened with governmental authorities in respect of the Project Manager’s non-payment of Taxes; (b) the Project Manager has filed or caused to be filed all Tax returns required; and (c) the Project Manager has paid all Taxes due and payable on the returns contemplated by this Clause 18.2(i) except in each case (a) to (c) where (A) the obligation to file or pay is being contested in good faith and by appropriate proceedings, or (B) the failure to file or pay would not have a material adverse effect on the Project Manager’s operations or its ability to perform its obligations under the Transaction Documents;

(j)	Environment: The Project Manager conducts its operations and assets in New Caledonia and will construct and commission the Assets in compliance with all applicable Environmental Laws except where appropriate remedial action acceptable to appropriate regulatory bodies is being taken; and

(k)	Accounts: the audited financial statements of the Project Manager as of and for the period ended December 31, 2003 fairly present in all material respects the financial condition of the Project Manager as of the date of such financial statements in accordance with French generally accepted accounting principles, and as of the date of this Agreement, except as disclosed in writing to the Owner (including, without limitation, pursuant to the Disclosure Letter) or as publicly disclosed prior to the date of this Agreement, since the date of such financial statements there has been no material adverse change in the financial condition of the Project Manager.

The Project Manager shall be deemed to repeat the representations in Article 18.2 (other than (e) (Insolvency), (f) (No default), (g) (Litigation), (i) (Taxes), (j) (Environment) and (k) (Accounts)) on each day of the Construction Period.

19	TERMINATION EVENTS

19.1	Owner Construction Agreement Termination Events

During the entire Construction Period, each of the following events shall be an “Owner Construction Agreement Termination Event”:

(a)	Non-payment: the Project Manager does not pay on the due date any amount payable by it under this Agreement unless the non-payment is remedied within 10 Business Days of written notice by the Owner;

(b)	Misrepresentation: a representation or warranty made or repeated by the Project Manager in a Transaction Document is incorrect in any material respect when made or repeated and would adversely affect the rights of the Owner under this Agreement;

(c)	Girardin Law’s benefits: any event which results in the withdrawal or deprivation of the DGI Final Approval;

(d)	Total Loss: a Total Loss occurs or on before the Substantial Completion Date;

(e)	Abandonment: an Abandonment occurs;

(f)	Unlawfulness: it becomes unlawful for the Project Manager to perform or comply with any of its obligations under this Agreement or any other Transaction Document;

(g)	Insolvency proceedings or winding-up: the Project Manager:

(i)	is in a state of suspension of payment (cessation des paiements), has stopped making payments, has given up, by way of payment, a large part of its assets to its creditors or has entered into a voluntary agreement (accord amiable) with some of its creditors which relates to the refinancing of a large part of its indebtedness;

(ii)	becomes subject to a voluntary arrangement procedure (procédure de règlement amiable) or a judicial recovery proceeding (procédure de redressement judiciaire) (and the administrator (administrateur judiciaire) nominated in relation with this proceeding refuses (or is deemed to have refused) the continuation of any one of the Transaction Documents to which the Project Manager is a party); or

(iii)	becomes subject to a voluntary or mandatory winding-up;

(h)	Insurance: either:

(i)	the Project Manager fails to obtain and maintain, or cause to be obtained and maintained, the Insurance Policies in accordance with Clause 9; or

(ii)	any insurer cancels either of the Insurance Policies described in Clauses 9.1(a)(i), 9.1(a)(ii) and 9.1(a)(iii),

provided that such failure shall not constitute an Owner Construction Agreement Termination Event if it continues for a period of not more than fifteen (15) Business Days (such period being extended to twenty (20) Business Days to the extent that the Project Manager is in good faith seeking to replace or reinstate any Insurance Policy);

(i)	Environmental proceedings:

(i)	a judicial proceeding is taken against the Owner and/or the Project Manager in relation to the Assets with respect to environmental damages in an amount exceeding EUR 50,000,000 which is not contested in good faith by either the Owner and/or the Project Manager as relevant (it being understood that the Project Manager may intervene if not named in the proceeding to ensure that the proceeding is being contested), or, if it is contested in good faith, where such contestation is still pending after :

(A)	in the case of a proceeding against the Project Manager, five years from its initiation; or

(B)	in the case of a proceeding against the Owner, two years from its initiation,

except where an expert of international standing appointed jointly by the Parties has delivered an opinion that such judicial proceeding has no realistic prospect of success;

(ii)	a judicial proceeding is taken against the Project Manager in relation to any of its other material assets being part of the Plant with respect to environmental damages in an amount exceeding EUR 150,000,000 and which:

(A)	is not contested in good faith by the Project Manager (unless such contestation is still pending after five years from its initiation); and

(B)	would affect the capacity of the Project Manager to perform its obligations under this Agreement;

(j)	Expropriation and requisition: any of the following occurs:

(i)	expropriation by any governmental authority or any local public body acting under governmental authority of all or a substantial part of the Assets; or

(ii)	requisition or occupation of all or a substantial part of the Assets during the Construction Period by any duly-empowered authority or agency for a period exceeding two years;

(k)	Transaction Documents unenforceable or terminated: this Agreement or any other Transaction Document is declared in a final judgment to be unenforceable against any party to the Transaction Documents other than the Owner;

(l)	Cross-default: any of the following occurs:

(i)	a Lease Termination Event;

(ii)	an acceleration of the Loan Agreement or the Tax Loan Agreement;

(iii)	any continuing event of default under any Transaction Document other than the First Demand Guarantee (as such term is expressly defined under the relevant Transaction Document); or

(iv)	an acceleration under, or early termination of, any Transaction Document (other than the First Demand Guarantee);

(m)	Put option: the exercise by the Members of the Put Option pursuant to clause 2.3(b) of the Put Option Agreement on the Early Option Date;

(n)	Cancellation, expiration or withdrawal of operating and building permits: the Operating Permit or the Building Permit:

(i)	is finally and conclusively cancelled, expired or withdrawn; or

(ii)	is suspended for more than 6 months,

and such cancellation, expiration, withdrawal or suspension has the effect of stopping the construction or the operation of the Plant (provided that such final cancellation, expiration, withdrawal or suspension is not contested in good faith and that if such contestation is initiated, it is still pending two years from its initiation);

(o)	Non-compliance with environmental undertakings: the Project Manager does not comply on a continuing basis with its obligations under Clause 5.1(l) except:

(i)	where appropriate, remedial action acceptable to appropriate regulatory bodies is being taken; or

(ii)	where compliance requirements are being contested in good faith by appropriate proceedings, provided that the Owner may mandate an expert to determine whether the condition in this exception (ii) is satisfied;

(p)	Guarantor Event of Default: the occurrence of a Guarantor Event of Default;

(q)	Non-compliance with the Production Test: the Production Test is not satisfied on or before the Long-Stop Date;

(r)	Delay: the Substantial Completion Date does not occur by the final date required under, and as may be extended in accordance with, Clause 11.1;

(s)	New Building Permit: the Project Manager does not provide the Owner with a copy of the New Building Permit on or before 1st December 2005;

(t)	New Operating Permit: the Project Manager does not provide the Owner with a copy of a new Operating Permit in respect of the Plant at least 3 months before the Substantial Completion Date; and

(u)	Non-compliance with DGI Final Approval: the Project Manager or Inco as the case may be fails to comply in any material respect with its obligations under the DGI Final Approval which are under its sole control.

19.2	Project Manager Construction Agreement Termination Events

During the entire Construction Period, each of the following events shall be a “Project Manager Construction Agreement Termination Event”:

(a)	Increased Costs, Taxes: the Project Manager determines that the consequences to it of its liabilities in respect of any Increased Cost are excessive;

(b)	Owner breach: a material breach of the Owner’s covenants under this Agreement excluding the non-payment of the Construction Costs due to the failure of the Tax Investors or of the Lender to make any advance, when due, under, respectively, the Tax Loan Agreement and the Loan Agreement;

(c)	DGI Final Approval: the Owner is in breach of any material requirement imposed on it by the DGI Final Approval which is under its sole and direct control;

(d)	Variation of Assumptions: the consequences to the Project Manager of its liabilities in respect of any change of calculation following a variation in the Assumptions have become more onerous than on the Closing Date;

(e)	Tax Indemnity: the obligations of the Project Manager under the Tax Indemnity have become materially more onerous than on the Closing Date; and

(f)	Unlawfulness: the Lessor receives a notice in accordance with clause 6.1(a) of the Tax Loan Agreement.

20	TERMINATION

20.1	This Agreement may be terminated prior to its scheduled expiry date as set out in this Clause 20.1.

(a)	Upon the occurrence of a Project Manager Construction Agreement Termination Event (other than a Project Manager Construction Agreement Termination Event referred to in Clause 19.2(f)), the Project Manager shall have the right to terminate this Agreement 45 days after the receipt by the Owner (with a copy to the Tax Investors) of a written notification sent by the Project Manager stating that such event has occurred (subject to the relevant Project Manager Construction Agreement Termination Event continuing unremedied by the Owner (in the case of Clause 19.2(b) or 19.2(c)) or unwaived by the Project Manager).

(b)	Upon the occurrence of a Project Manager Construction Agreement Termination Event referred to in Clause 19.2(f), the Owner must immediately notify the Project Manager and must keep the Project Manager informed of the progress of all discussions held in accordance with clause 6.1(b) and/or (c) of the Tax Loan Agreement. If following those discussions, the Owner is required to make payment of a Take-Out Amount under the Tax Loan Agreement, then the Owner must immediately notify the Project Manager and this Agreement shall terminate automatically 5 days after the receipt by the Project Manager of such written notification sent by the Owner stating that the Take-Out Amount is required to be paid (subject to the relevant Project Manager Construction Agreement continuing unremedied by the Owner or the Project Manager having exercised its rights under Clause 20.3).

(c)	Upon the occurrence of an Owner Construction Agreement Termination event (other than an Owner Construction Agreement Termination event referred to in Clause 19.1(d) (Total Loss), Clause 19.1(m) (Put Option) or Clause 19.1(u) (Non-compliance with DGI Final Approval)), the Owner shall have the right to terminate this Agreement 45 days after the receipt by the Project Manager (with a copy to the Guarantors) of a written notification sent by the Owner stating that such event has occurred (subject to the relevant Owner Construction Agreement Termination Event continuing unremedied by the Project Manager or unwaived by the Owner).

(d)	Upon the occurrence of a Total Loss the Owner shall have the right to terminate this Agreement six months after the receipt by the Project Manager (with a copy to the Guarantors) of a written notification sent by the Owner stating that such event has occurred unless:

(i)	the Owner has received an undertaking from the Project Manager to reinstate the Assets, together with a plan which sets out the intended replacement and reconstruction of the Assets;

(ii)	the Owner has received written confirmation from the DGI that it will not withdraw the DGI Final Approval, such confirmation to have been given subject to the express conditions that:

(A)	the Project Manager reinstates the Assets; and

(B)	the parties to the Transaction Documents are required to continue their participation in the transactions described therein (and in particular, that the Tax Loan Agreement is required to continue in accordance with its terms); and

(iii)	the Project Manager has paid to the Tax Investors a fee calculated in accordance with paragraph (5) of appendix 4 of the Lease on the basis of the number of the days between the date of the occurrence of the Total Loss and the date of completion of reinstatement of the Assets in accordance with the terms of this Agreement.

(e)	Upon the occurrence of the Owner Construction Agreement Termination Event referred to in Clause 19.1(m) (Put Option), the Owner shall have the right to terminate this Agreement 15 days after the receipt by the Project Manager (with a copy to the Guarantors) of a written notification sent by the Owner stating that such event has occurred (subject to the relevant Owner Construction Agreement Termination Event continuing unremedied by the Project Manager or unwaived by the Owner).

(f)	Following the occurrence of the Owner Construction Agreement Termination Event referred to in Clause 19.1(u) (Non-compliance with DGI Final Approval), the Owner shall, on giving notice to the Project Manager, be entitled to terminate this Agreement 6 months after the occurrence of such Owner Construction Agreement Termination Event provided that neither of the following has occurred within that 6 month period:

(i)	the Project Manager or Inco (as the case may be) remedies the non-compliance of the DGI Final Approval which caused the Owner Construction Agreement Termination Event pursuant to Clause 19.1(u) (Non-compliance with DGI Final Approval) to occur; nor

(ii)	the DGI has not indicated its intention to withdraw the DGI Final Approval (it being acknowledged that on the occurrence of the Owner Construction Agreement Termination Event pursuant to Clause 19.1(u) (Non-compliance with DGI Final Approval), the Project Manager will be obliged to notify the DGI as soon as practicable (with a copy to the Owner).

20.2	If Clauses 20.1(a) or 20.1(c) applies, then during the 45-day grace period during which the default may be remedied, the Owner and the Project Manager will meet with a view to maintaining the Transaction and avoiding recapture of the Tax advantages under the DGI Final Approval. If the Project Manager and the Owner agree on a plan to maintain the Transaction and avoid recapture of the Tax advantages under the DGI Final Approval, the grace period of 45 days referred to in Clauses 20.1(a) and 20.1(c) as the case may be will be extended in order to allow the implementation of such plan.

20.3	Upon the occurrence of a Project Manager Construction Agreement Termination Event set out under Clause 19.2(f) in relation to an individual Tax Investor, the Project Manager will have the option to require the Owner to expel the Tax Investor affected by the illegality (if a solution to that Project Manager Construction Agreement Termination Event is not found in accordance with clause 6.1(c) of the Tax Loan Agreement) by terminating the Tax Loan Agreement as far as that Tax Investor is concerned in accordance with clause 6.1(c) of the Tax Loan Agreement. If the Project Manager chooses to exercise this option it shall notify the Owner not later than 30 days after receipt of the first notification from the Owner referred to in Clause 20.1(b). In such case, the Owner shall promptly notify the Project Manager of the Take-out Amount.

Subject to the Project Manager having paid to the Owner the Take-Out Amount within 5 Business Days from the notification of the Take-out Amount by the Owner to the Project Manager, the Project Manager Construction Agreement Termination Event will be deemed to have been cured and the Tax Investors not affected by such illegality will continue to perform their obligations under the Transaction Documents.

20.4	In the event of any termination in accordance with Clauses 20.1 and 20.2:

(a)	until the Substantial Completion Date, clauses 22, 23 and 24 of the Lease will apply mutatis mutandis and references in such clauses to the “Lease Term” shall be construed as referrers to the period from the Closing Date to the Substantial Completion Date;

(b)	Clauses 22 and 24 shall survive; and

(c)	the Owner shall transfer the Assets to the Project Manager subject to a retention of title (“vente avec clause de reserve de propriété”) and the title of the Assets shall be transferred to the Project Manager upon payment by the latter of the Termination Compensation (including insofar as it relates to the Add-Back Indemnity by way of the posting of any Lessee Collateral as may be required under clause 22.3 of the Lease) as full consideration for such sale. The retention of title (vente avec clause de réserve de propriété) shall be released on full and final payment of the Termination Compensation, it being understood that the posting of Lessee Collateral does not constitute full and final payment of the Termination Compensation. The Owner undertakes to execute any documentation and take any steps required to effect such transfer of title to the Assets.

The Owner, acting in its capacity as the seller, shall transfer title to the Assets under the ordinary de facto and legal terms and conditions without any warranty to be offered by the Owner, in accordance the contents and in the “as is” condition of the Assets as at the date of such transfer.

The Project Manager shall bear all the costs, duties, levies and taxes in respect of any such termination and transfer of the Assets.

20.5	If the Project Manager fails to comply with its obligations under Clause 20.4 when due for performance, the Owner shall have available to it all remedies available under this Agreement and at law.

21	LEGAL PROCEEDINGS

21.1	To the extent possible under Applicable Law in New Caledonia, the Project Manager shall bring, in its own name and at its own costs and risks, but on the Owner’s behalf, any legal proceedings with respect to the Assets against any third parties, whether as plaintiff or defendant and shall have full power to start or carry on such proceedings.

As of the Substantial Completion Date, and subject to the provisions of the Lease, the Owner shall automatically exercise the rights and obligations exercised up to such time by the Project Manager in accordance with its appointment, with the exception of any legal proceedings commenced by the Project Manager during the course of its appointment on behalf of the Owner, which shall be concluded by the Project Manager acting in the interests of the Owner who shall be informed at all times of any developments in or evolution of such proceedings.

21.2	The assignment specified in Clause 21.1 shall be automatically terminated (“résilié de plein droit”) upon written notice being served by the Owner on the Project Manager.

21.3	The Project Manager shall bear the costs, expenses and consequences of the proceedings specified in Clause 21.1.

22	WAIVER OF RECOURSE

22.1	Subject to the Exceptions, the Project Manager hereby expressly waives any recourse for any sum, against the Members, in the event of default by the Owner in the performance of its obligations under this Agreement.

22.2	The Project Manager hereby undertakes to limit any recourse for any sum, against the Owner to the Assets and any rights and claims the Owner may have with respect to the Assets, in the event of default by the Owner in the performance of its obligations under this Agreement.

22.3	The Project Manager acknowledges and agrees that the undertakings contained in this Clause 22 constitute an express, irrevocable waiver of the provisions of article L.251-6 of the French Commercial Code. In consequence thereof, the Project Manager hereby undertakes, subject to the Exceptions, to refrain from invoking against any or all of the Members, the capacity of Members with liability on their own assets for the debt of a groupement d’intérêt économique, before any jurisdiction with respect to the obligations of the Owner under this Agreement.

22.4	The Project Manager hereby undertakes to refrain from taking any action (including the filing of any claim, petition or motion) with a view to the opening of any of the following proceedings against the Owner or any or all of the Members:

(i)	designation as a debtor unable to pay its debts as and when they become due (cessation de paiements);

(ii)	judicial reorganisation (redressement judiciaire) or judicial liquidation (liquidation judiciaire) pursuant to articles L. 620-1 and subsequent of the French Commercial Code; or

(iii)	any other action with respect of the insolvency, winding-up, dissolution, administration, liquidation, rehabilitation, composition, or any equivalent or analogous proceedings in France or any other jurisdiction or for an arrangement, adjustment, composition, protection or relief from creditors’ action.

23	TRANSFER OF THE AGREEMENT

Without prejudice to the Project Manager’s rights to contract and sub-contract the performance of the Works pursuant to this Agreement, neither Party may sell, assign or transfer (collectively, “Transfer”) in any form its rights and obligations under this Agreement without the prior written agreement of the other Party provided that this shall not apply to any Transfer permitted under any Transaction Document.

24	CHOICE OF LAW — JURISDICTION CLAUSE

24.1	This Agreement is governed by French law. However, Article 1799-1 of the French Civil Code shall not apply.

24.2	Subject to any specific provisions of this Agreement, and to any mandatory legal provisions that may apply, the Parties agree to submit to the jurisdiction of the relevant courts located within the geographical jurisdiction of the Cour d’Appel (Court of Appeal) of Paris, in connection with any and all proceedings and procedures (other than actions in rem).

24.3	In addition, the Courts of Paris shall have exclusive jurisdiction, even in the event of an impleader (appel en garantie), plurality of defendants or motion on a point of law (demande incidente).

25	INDEMNIFICATION

25.1	General Indemnity

(a)	Subject to Clause 25.1(b), (c), (d) and (e), the Project Manager hereby agrees at all times to indemnify and hold harmless the Owner for any Loss (including any environmental claim and any amounts which the Owner is required to pay to any Tax Investor under clause 12 of the Tax Loan Agreement) other than in respect of Taxes, which the Owner or any Member at any time suffers or incurs, in its capacity as owner of the Assets or Member (respectively), as a result of any third party claim (including but not limited to any claim by subcontractors) and as confirmed by an executory judgment despite appeal (jugement exécutoire malgré l’appel) or a final judgment (jugement ayant acquis l’autorité de la chose jugée) it being understood that the Project Manager shall be consulted as to any decision to file or not any appeal and should take the final decision whether or not to file such appeal (each such Loss covered by the indemnity under this Clause 25.1 being an “Operational Loss”), including, but not limited to:

(i)	arising directly or indirectly out of or in any way connected with the purchase, manufacture, ownership, possession, transportation, construction, management, import, export, storage, insurance, sale, control, use or operation, design, condition, testing, delivery, leasing, subleasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Assets or any part thereof by the Project Manager, the Owner or any other Person, whether or not such Loss may be attributable to any defect in the Assets or any part thereof or to the design, testing or use thereof or to any maintenance, service, repair, overhaul, or to any other reason (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during, or after termination of, this Agreement); or

(ii)	arising as a result of any design, article or material in the Assets or any part thereof or the operation or use thereof constituting or being alleged to constitute an infringement of any patent, copyright, design or other proprietary right; or

(iii)	in relation to preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Assets, or in securing the release of the Assets.

(b)	The indemnification amount (the “Indemnification Amount”) in respect of an Operational Loss incurred or sustained by the Owner shall be equal to:

(i)	the amount of such Operational Loss; less

(ii)	the net amount (after deducting the reasonable costs or expenses to the Owner in collecting such amount and any Taxes ) paid to the Owner by any insurer or third party in respect of such Loss; less

(iii)	the amount of any actual reduction in Taxes, or other costs or expenses of the Owner resulting from such Loss; plus

(iv)	in the event of any cost resulting from Taxes imposed by New Caledonia, France, the State of Delaware, Canada or any other country in which the Lender (or successor or assign) or a New Participant is incorporated and actually borne or incurred by the Owner by reason of the receipt or accrual of indemnity payments under this Agreement, by such additional amount as shall be necessary to ensure that the Owner actually receives an amount equal to the amount it would have received had no such costs been imposed.

(c)	If, after an Indemnification Amount is paid to the Owner:

(i)	the Owner receives from an insurer or a third party any amount in respect of such Operational Loss; or

(ii)	the Owner realises any benefit resulting from such Operational Loss that, in each case, would have reduced the Indemnification Amount paid in respect of such Operational Loss pursuant to Clauses 25.1(b)(ii) or 25.1(b)(iii); or

(iii)	the executory judgment despite appeal (jugement éxecutoire malgré appel) on the basis of which the Owner has received indemnification, is partially or totally invalidated or the appeal decision confirming such judgment, if any, is invalidated and the Owner receives any amount in this regard, then the Owner shall without delay repay to the Project Manager, as applicable, the net amount so received or the benefit so realised.

If, as a result of an executory judgment despite appeal (jugement éxecutoire malgré appel), the Owner has made payments to the third party by means of funds made available to it by the Project Manager and such payments could be refundable by such third party as a result of a final judgment, the Owner shall immediately transfer and assign to the Project Manager its claim on the third party resulting from such final judgment.

(d)	The Project Manager shall pay any Indemnification Amount to the Owner upon receipt of documentation supporting that Indemnification Amount.

(e)	The provisions of this Clause 25.1 shall not apply to, and the Indemnification Amount shall exclude amounts relating to, any loss incurred or sustained by the Owner, which is directly caused by (and only to the extend that such loss is directly caused by):

(i)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of any Tax Investor or any Member;

(ii)	any failure of a Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement;

(iii)	any breach by a Tax Investor or a Member of any requirement imposed on it by the DGI Final Approval that is under its sole control;

(iv)	any material breach by the Owner of its covenants under this Agreement; or

(v)	an imposition on the net income of the Owner,

it being understood that the exclusions under Clauses 25.1(e)(i) to (iv) will apply only to that Tax Investor or that Member which has defaulted as provided under Clauses 25.1(e)(i) to (iv) and not to the other Tax Investors or the Members.

25.2	Tax Indemnity

(a)	The Project Manager hereby agrees at all times to indemnify and hold harmless the Owner for:

(i)	specified losses resulting from payment of a new Tax of any kind or nature, an increase in the rate of an existing Tax other than the rate of French Corporate Income Tax, or total or partial deprivation of a Tax advantage or exemption provided for under the DSF Ruling, in each case imposed by New Caledonia, France, Canada and any other country, or the State of Delaware, in which the Lender (or successor or assign) or a New Participant is incorporated where such event is the result of a Change in Law; and

(ii)	any Tax imposed by New Caledonia which arises from the non-availability (including as a result of any incorrect or incomplete assessment) of:

(A)	the tax treatment set out in the DSF Ruling; or

(B)	the Tax Agreement,

in each case in respect of this Agreement, any of the other Transaction Documents or the Assets or any part or interest therein or in respect of any transaction contemplated by this Agreement or any of the other Transaction Documents, including (without limitation) the purchase, ownership, delivery, leasing, use, possession and operation, import to or export from any country, return, storage, maintenance, protection, sale, attempted sale or other disposition of the Assets, or any part or interest therein.

(b)	The Parties shall cooperate to find a position to mitigate the Tax consequences of any incorrect or incomplete New Caledonian tax assessment.

(c)	The Project Manager shall pay and discharge or cause to be paid or discharged, as soon as the same become payable, all such Taxes and, if requested by the Owner, produce to the Owner evidence of the payment and discharge thereof. The Owner agrees to provide any documentation required to effect the payment or discharge on or prior to the due date.

(d)	The provisions of this Clause 25.2 shall not apply to, and the amount of any indemnity shall exclude any loss incurred or sustained by the Owner, which is directly caused by (and only to the extent that such loss is directly caused by):

(i)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of any Tax Investor or any Member;

(ii)	any failure of a Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement;

(iii)	any breach by a Tax Investor or a Member of any requirement imposed on it by the DGI Final Approval that is under its sole control;

(iv)	any material breach by the Owner of its covenants under this Agreement; or

(v)	an imposition on the net income of the Owner,

it being understood that the exclusions under Clauses 25.2(d)(i) to (iv) will apply only to that Tax Investor or that Member of the Owner who will have defaulted as provided under Clauses 25.2(d)(i) to (iv) and not to the other Tax Investors or the Members.

(e)	If, after indemnification in respect of Tax has been paid in accordance herewith to the Owner, the Owner receives a Tax credit or refund in respect of such Tax or realises any benefit resulting from the indemnification of such Tax, then the Owner shall without delay repay to The Project Manager the net amount of such credit or refund.

25.3	Conduct of claims

The Project Manager and/or Inco shall have full rights, at its election and at its own cost, to control the conduct of any proceedings with respect to any claims under the indemnities in this Clause 25 with the Owner having to provide full cooperation with such proceedings and claims, provided that the Project Manager and/or Inco as the case may be shall keep the Owner fully informed of the conduct of such proceedings and shall, where reasonably practicable, consult with the Owner regarding the conduct of such proceedings.

25.4	Mitigation

The Project Manager and the Owner shall use their reasonable endeavours to avoid and mitigate all Operational Losses, Tax Losses and Add-Back Losses, including the Project

Manager making expenditure of funds and taking action which results in incurring costs. The Owner is not obliged to take any steps under this Clause 25.4 if, in the opinion of the Owner (acting reasonably), to do so might require it, or any Member, to expend funds.

25.5	Consequences of syndication

Notwithstanding any provision of this Agreement to the contrary, it is agreed that the Project Manager shall not be affected by, or required to contribute to, any Loss deriving solely and directly from the syndication mechanism, as described in the letter from Capstar Partners dated 15 October 2004, as approved by the DGI on 19 October 2004.

25.6	Specification

For the avoidance of doubt, it is specified that when a claim is made and paid under any provision of Clause 25, the same claim will not give rise to another payment pursuant to clause 25 of the Lease. Further, notwithstanding any other provision of this Clause 25, this Clause 25 (other than this Clause 25.7) shall only be in effect before and including the Substantial Completion Date.

26	COSTS AND EXPENSES

26.1	All the costs, expenses, duties and fees of this Agreement arising after the Closing Date, and all those that may arise in connection with, or as a consequence of, this Agreement and incurred after the Closing Date, shall, to the extent that they are not Implementation Costs, be borne by the Project Manager, which hereby agrees to pay them.

26.2	The Project Manager shall pay within 3 Business Days of demand by the Owner, any amount which the Owner is required to pay:

(a)	to the Tax Investors:

(i)	under clause 6.2 (Increased Costs) of the Tax Loan Agreement;

(ii)	under clause 12 of the Tax Loan Agreement; or

(iii)	under clause 21 of the Tax Loan Agreement;

(b)	to the Lender:

(i)	in respect of Increased Costs; or

(ii)	under clause 19 of the Loan Agreement,

provided the Project Manager shall not be required to pay such amounts which the Owner is required to pay if such amounts are Implementation Costs or would not be recovered by the Owner under this Agreement.

27	AMENDMENTS

This Agreement may only be amended with the written agreement of each Party.

28	NO WAIVER

It is hereby formally agreed and understood that the fact that any act of forbearance or waiver that may be made by a Party with regard to the enforcement of this Agreement, whatever the frequency and/or the duration thereof, shall, unless expressly provided otherwise in writing, in no event:

(a)	be deemed to constitute any novation or any amendment or any deletion of the provisions of this Agreement, or

(b)	operate to confer any rights,

and in each case, except as expressly provided in writing, that Party shall be entitled to put an end to such act of forbearance or waiver, without any prior notice being required.

29	PARTIAL INVALIDITY

In the event that one of the provisions of this Agreement is invalid or becomes impossible to perform, such event will not affect the validity or performance of any other provision of this Agreement.

30	CONFIDENTIALITY

The Parties shall treat the terms of this Agreement and all information provided under or in connection with the Transaction, this Agreement and each other Transaction Document (“Confidential Information”) as confidential and shall not disclose Confidential Information without the prior written consent of the other Party, save that consent shall not be required for disclosure:

(a)	to directors, employees or affiliates of a Party, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Clause 30;

(b)	to persons professionally engaged by a Party to the extent required in relation to such engagement, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Clause 30;

(c)	to the extent required by any competent authority having jurisdiction over a Party;

(d)	to any bank, insurance company, other financial institution or rating agency to the extent required in relation to the financing or insuring of the business activities of a Party, provided that the bank, insurance company, or other financial institution or rating agency, as the case may be, is required by that Party to treat the Confidential Information as confidential in favour of any of the other Party on terms substantially the same as those set out in this Clause 30;

(e)	to the extent required by any Applicable Law, judicial process or the rules and regulations of any recognised stock exchange, or to any expert or arbitrator to the extent necessary for the resolution of any dispute arising under this Agreement;

(f)	to any intending assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party or that Party’s affiliate provided that the intending assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of any of the other Party on terms substantially the same as those set out in this Clause 30; and

(g)	to the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Clause 30.

31	CONDITIONS PRECEDENT

This Agreement is subject to the fulfillment of the conditions precedent set forth in clause 28 of the Lease.

32	NOTICES

(a)	Any notice or other communication under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be deemed to have been properly served if delivered personally, or by post or facsimile transmission to the following address or facsimile number:

Owner:

GNiFi BNP Paribas Nouvelle Calédonie 37 avenue Henri Lafleur BP K3, 98800 Nouméa cedex, Nouvelle Calédonie Fax:+687.25.84.59 Attention:Bernard Monteilh

And copied to

BNP Paribas-Capstar Partners 37 place du Marché Saint Honoré 75031 Paris Cedex 01, France Facsimile number: +33 1 42 98 12 03 Attention: Khalid Ammari

Project Manager:

Goro Nickel 7 bis, rue Suffren, BP218 98845 Nouméa Cedex, New Caledonia Fax number: +687 273 710 Attention: Président Directeur Général

And copied to

Goro Nickel 38, rue du Colisée 75008 Paris, France Attention: Directeur Général Délégué

Facsimile number: +33 1 45 63 29 97

And copied to:

Inco Limited 145 King Street West Toronto, ON, M5H 4B7, Canada Fax number: +1 416 361 7788 Attention: Office of the Secretary or to such other address or facsimile number as the recipient may have notified to the other Parties in writing.

(b)	Proof of posting or despatch of any notice or other communication shall be deemed to be proof of receipt:

(i)	in the case of a letter sent by post, at 10.00 a.m. on the tenth (10th) Business Day after posting;

(ii)	in the case of a facsimile transmission, at 10.00 a.m. on the Business Day immediately following the date of despatch; and

(iii)	in the case of a letter delivered by hand, immediately upon delivery.

(c)	References in Clause 32(i) and (ii) to time are to local time in the country of the addressee.

(d)	A Party may notify the other Parties of a change to its name, relevant addressee, address or facsimile number for the purposes of this Clause 32, provided that such notice shall only be effective on the date specified in the notice as the date on which the change is to take place; or if no date is specified or the date specified is fewer than five Business Days after the date on which notice is given, the date which is five Business Days after the date on which notice of change is given.

33	LIST OF APPENDICES

Appendix 1:	Definitions;
Appendix 2:	Assets; and
Appendix 3:	Notification form.

Made and executed in Paris,

In two (2) originals

On December 30, 2004.

/s/ Yves Roussel	/s/ Khalid Ammari

Goro Nickel S.A.	GNiFi
Name: Yves Roussel	Name: Khalid Ammari

APPENDIX 1

DEFINITIONS

Abandonment	means:

	(a)	at any time prior to the Substantial Completion Date:

		(i)	the Project Manager voluntarily ceases to perform all or substantially all construction activities of the Assets without interruption for a period of 180 days;

		(ii)	the Project Manager issues at the end of such period a notice addressed to the Owner:

			(A)	informing the Owner of such cessation;

			(B)	indicating its intention to either abandon or resume all or substantially all construction activities of the Assets (the “Cessation Notice”),

(it being understood that the Project Manager undertakes to issue such Cessation Notice at the end of such period referred to in part (a)(i) of this definition); and

		(iii)	in the case where the Project Manager has indicated its intention to resume all or substantially all construction activities of the Assets, the Project Manager has not resumed all or substantially all construction activities of the Assets within a period of 180 days of the date of the Cessation Notice. For the purposes of this definition, the Project Manager shall be deemed not to have voluntarily ceased to perform construction activities of the Assets if such cessation is caused by the Project Manager Force Majeure; or

	(b)	as a result of Project Manager Force Majeure:

		(i)	the Project Manager ceases to perform all or substantially all construction activities of the Assets without interruption for a period of 360 days;

	(ii)	the Project Manager issues at the end of such period a notice addressed to the Owner:
		(A)	informing the Owner of such cessation; and

		(B)	indicating its intention to either abandon or resume all or substantially all construction activities of the Assets (the FM Cessation Notice),

(it being understood that the Project Manager undertakes to issue such FM Cessation Notice at the end of such period referred to in part (b)(i) of this definition); and

	(iii)	in the case where the Project Manager has indicated its intention to resume all or substantially all construction activities of the Assets, the Project Manager has not taken demonstrable steps to resume all or substantially all construction activities of the Assets within a period of 180 days of the date of the FM Cessation Notice.

Administrative Authorisations	means the Building Permit and the Operating Permit.

Agreement	means this construction agreement.

Appendix	means an appendix to this Agreement.

Applicable Exchange Rate	means the spot rate of exchange quoted by the European Central Bank for the purchase of Euros with US Dollars (US$) as displayed on the page “euro foreign exchange reference rates” at or about 12h30 (Paris time) on 15 December of the relevant year or if such day is not a Business Day, the following Business Day.

Applicable Law	means, with respect to any Person or any property or asset, all laws, ordinances, codes, rules, regulations, orders, writs, injunctions, decrees or rulings of any governmental authority and all governmental authorisations applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

Assets	means the assets listed in Appendix 2 and any equipment or assets which are comprised in the assets listed in Appendix 2.

Building Permit	means the building permit n°98817 2001 0185 issued on 20 March 2002 by the President of the South Province of New Caledonia for the construction of the Plant and any amendment thereof or any new building permit or permits replacing in whole or in part the current building permit, all of them having become definitive, together with their application files.

Business Day	means a day, other than a Saturday or Sunday, on which banks are open for general business in Paris, Nouméa, Toronto and New York, and (on any day on which it is necessary to calculate EONIA) Brussels and (on any day on which it is necessary to calculate LIBOR) London.

Call Option Agreement	means the agreement so named between each Member, Inco and the Owner dated on or about the date of this Agreement.

Cautionnement	means the cautionnement solidaire dated on or about the date of this Agreement between Inco and the Security Agent (on behalf of the Owner) and each other cautionnement solidaire entered into pursuant to that cautionnement.

CEG Joint Venture	means the joint venture of the affiliated companies of SNC Lavalin Inc. and Foster Wheeler Energy Limited.

CGI	means the Code Général des Impôts.

Change in Law	means any change in, deletion from, amendment or addition to or introduction of, any Applicable Law or regulation or official directive or any change in the interpretation or administration of any thereof by any court, tribunal or other binding competent authority in each case from that existing as at the date of this Agreement.

Clause	means a clause of this Agreement.

Construction Agreement Termination Event	means each Owner Construction Agreement Termination Event and each Project Manager Construction Agreement Termination Event.

Construction Costs	means a fixed amount (“forfaitaire”) being the Euro equivalent of US$511,000,000 which covers:

(a) the fees of the Contractors;

(b) the Project Manager’s fees, costs and expenses (including the fee of the Project Manager amounting to US$10,000,000);

(c) the design, construction and completion of all of the

Assets in accordance with the description and the technical and performance criteria set forth in this Agreement; and

(d) all administrative, insurance, legal, regulatory, tax and other costs (including the contingency and escalation) in connection with this Agreement and the design, construction or completion of the Assets, and which amount shall not be subject to adjustment other than in accordance with Clause 16.2.

Construction Period	means the period starting on the Closing Date and ending on the Final Completion Date.

Contractors	means any Person including (but not limited to) project managers, sub-contractors, engineers, researchers, constructors, suppliers, providers of equipment, providers of services, technical surveyors and inspection agencies which have entered into an agreement with the Project Manager as to the completion of the Works and/or the delivery and the commissioning of the Assets.

Contractors’ Equipment	means all fixed and mobile equipment and tools used for the purpose of carrying out the Works, owned, leased or rented for or by any Contractor or for which any Contractor is legally responsible.

Definitive Acceptance Certificate	has the meaning given to it in Clause 12.3.

Delegations	means each of the Rentals Delegation and the Termination Value Delegation.

DGI	means the French Direction Générale des Impôts.

DGI Final Approval	means the final approval to be issued by the DGI and the French Ministry of Economy and Finance.

DSF Ruling	has the meaning given to it in the Lease.

Early Option Date	has the meaning given to it in the Put Option Agreement.

Environmental Law	means any Applicable Law in New Caledonia regarding:
(a) protection of the environment;

(b) human health or safety as it relates to exposure to Hazardous Materials; or

(c) the use, handling, release or disposal of Hazardous

Materials.

Exception	has the meaning given to it in the Intercreditor Agreement.

Euro	means the lawful currency of the member states of the European Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

Final Completion	has the meaning given to it in Clause 12.2(b).

Final Completion Certificate	has the meaning given to it in Clause 12.4(b).

Final Completion Date	has the meaning given to it in Clause 12.4(b).

First Demand Guarantee	means the first demand guarantee dated on or about the date of this Agreement between the Security Agent (on behalf of the Tax Investors) and Inco and each other first demand guarantee entered into pursuant to that first demand guarantee.

Guarantor	means Inco and each New Participant.

Guarantor Event of Default	has the meaning given to it in the First Demand Guarantee.

Hazardous Material	means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type, concentration or by quantity, including petroleum, petroleum product, asbestos, lead, polychlorinated biphenyls and smoke.

Implementation Costs	has the meaning given to it in the Tax Loan Agreement.

Inco	means Inco Limited, a Canadian corporation having its registered office at 145 King Street West, Toronto, ON, M5H 4B7, Canada.

Increased Cost	has the meaning given to it in the Loan Agreement.

Insurance Policies	means the insurance policies specified in Clause 9.1(a).

Intercreditor Agreement	means the agreement so named dated on or about the date of his Agreement between, among others, the Owner, the Project Manager, each Tax Investor, each Member, the Lender, each Guarantor and the Security Agent.

Land	means the real property in New Caledonia on which the Assets are to be located.

Lease	means the French financial lease (crédit-bail) dated on or about the date of this Agreement between the Project Manager, as lessee and the Owner, as lessor.

Lease Assignment	means the assignment, dated on or about the date of this Lease, between the Project Manager and the Owner, of the rights and obligations over the Land as vested in the Lessee under the Long-term Lease

Lender	means Goro Funding, LLC, a limited liability company formed under the laws of the State of Delaware.

Lessee	means the Project Manager in its capacity as lessee under the Lease.

Lessor	means the Owner in its capacity as lessor under the Lease.

Loan Agreement	means the agreement so named dated on or about the date of this Agreement between the Lender, as lender, and the Owner, as borrower.

Long-Stop Date	has the meaning given to it in Clause 11.2.

Long-term Lease	means the “bail emphytéotique” dated 7 December 2004 between the Project Manager, as lessee, and New Caledonia, as lessor.

Loss	means any loss, liability, claim, damage, cost or expense.

Materials	means, for the purposes of the definition of POED only, all materials, equipment, supplies and other items, intended to form part of, and/or required for the operation or maintenance of, the Permanent Works, to be supplied by the Contractors.

Member	means each member of the Owner (or any successor or assign of such member).

New Building Permit	means the building permit for the construction of the Plant to be issued by the administrative authorities further to the application form filed by the Project Manager on or about 2 December 2004.

New Participant	means a Person who is a “New Participant” as defined under the First Demand Guarantee and the Cautionnement.

Operating Permit	means the operating permit (“autorisation d’exploiter une installation classée pour la protection de l’environnement”) n° 1769-2004/PS issued on October 15, 2004 by the President of South Province of New Caledonia for the operation of the Plant and any amendment thereof or any new operating permit or permits replacing in whole or in part the current operating permit, all of them having become definitive, together with their application file.

Owner	has the meaning given to it in the Preamble.

Owner Construction Agreement Termination Events	has the meaning given to it in Clause 19.1.

Partial Loss	has the meaning given to it in Clause 10.2.

Permanent Works	means, for the purposes of the definition of POED only, the permanent structures, installations and other works to be designed, constructed and completed as part of the Project.

Permitted Liens	means:

(a) the respective rights and interests of the Parties and to all contracts referred to in this Agreement;

(b) liens of the Public Treasury that are being contested in good faith and by appropriate proceedings duly conducted, so long as such proceedings do not: (i) involve any danger of foreclosure, forfeiture or loss of the Assets, or any part thereof or interest therein or any substantial danger of the sale of the Assets or any parts thereof or interest therein; or (ii) interfere with the enjoyment, possession or development of the Assets or any part thereof or rights therein; and

(c) the liens of architects, contractors, masons and all other workmen employed for the construction of the Assets or for any Work or modifications or arising in the ordinary course of business for amounts that are not more than 30 days past due or which are being contested in good faith by appropriate proceedings.

Person	means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, governmental entity (whether or not having separate legal personality).

Plant	means the nickel-cobalt processing plant comprising a

portion of the Project.

POED	means property of every description (except Contractors’ Equipment) including the Assets, the Permanent Works and the Temporary Works associated with and/or materials incorporated in Assets that are required for or in connection with the construction of the Project.

Preamble	means the preamble of this Agreement which forms an integral part of this Agreement.

Preliminary Works	has the meaning given to it in Clause 1.2.

Production Test	means the production by the Project, over a continuous period of 30 days occurring prior to the Long-Stop Date, of a total of a least 2,600 tonnes of contained nickel in oxide form and 220 tonnes of contained cobalt in carbonate form (such amounts representing 60% of the Asset’s expected capacity and the amount of 220 tonnes of cobalt being adjusted to reflect any difference between the grade of cobalt in the ore actually mined and the grade assumed by Inco).

Project	means the nickel-cobalt mine, Plant, and supporting infrastructure being constructed, and to be operated by the Project Manager in the South Province of New Caledonia.

Project Design Criteria	means the written project design criteria developed by the Project Manager for the Assets as may be amended and updated from time to time by the Project Manager.

Project Manager Force Majeure	means:

(a) the concept of force majeure such as defined under French law and construed under French jurisprudence, being an unforeseeable (“imprévisible”), external (“extèrieur”) event or circumstance that is beyond the control of the Project Manager which it could not have avoided or overcome (irrésistible) and which makes it impossible for the Project Manager to construct and/or operate all or substantially all of the Assets and including, without limitation, events such as for example climatic events, civil war, revolution, acts of war or terrorism;

(b) the events set out in the DGI Final Approval including unforeseeable major technological and technical difficulties beyond the control of the Project Manager and Inco provided that such difficulties are confirmed by an independent expert;

or

(c) strikes.

Project Manager Construction Agreement Termination Events	has the meaning given to it in Clause 19.2.

Put Option	has the meaning given to it in the Put Option Agreement.

Put Option Agreement	means the agreement of that name between each Member, Inco, and the Lessee dated on or about the date of this Agreement.

Rentals Delegation	means the delegation of claims (acte de délégation imparfaite) dated on or about the date of this Agreement and entered into between the Owner, as grantor (délégant), the Project Manager, as delegated debtor (débiteur délégué), and the Lender as beneficiary (délégataire) pursuant to which the Owner delegates the Project Manager to the Lender with respect to the Owner’s rights and claims relating to the Rent.

Request for DGI Final Approval	means the request for approval of the Transaction filed with the DGI and pursuant to which the DGI Final Approval is to be issued.

Security Agent	means the security agent appointed by the Tax Investors, the Owner and the Lender under the Intercreditor Agreement and acting for them and on their behalf.

Services Agreement	means each of the agreements between the Project Manager and CEG Joint Venture in relation to the provision of services (including the Works) to the Project Manager for the Project.

Substantial Completion	has the meaning given to it in Clause 12.2(a).

Substantial Completion Date	has the meaning given to it in Clause 12.3(b).

Take-out Amount	has the meaning given to it in the Tax Loan Agreement.

Tax or Taxes	means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, national or supranational, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation customs duties, social security contributions and any payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

Tax Advance	has the meaning given to it in the Tax Loan Agreement.

Tax Loan Agreement	means the agreement so named dated on or about the date of this Agreement between the Owner, the Tax Investors and the Tax Investors Agent.

Tax Investors	has the meaning given to it in the Tax Loan Agreement.

Tax Investors Agent	has the meaning given to it in the Tax Loan Agreement.

Taxable Base	means for a Person (other than an individual) with a registered place of business in metropolitan France, the amount of such Person’s taxable corporate income as determined in accordance with article 209(I) of the CGI (or any successor provision thereof) for purposes of calculation of the amount of Taxes such Person’s corporate income tax liability under article 219(I) of the CGI (or any successor provision thereof).

Temporary Works	means, for the purposes of the definition of POED only, all temporary works or facilities of every kind required for or in connection with the execution of the Project.

Termination Compensation	has the meaning given to it in the Lease.

Termination Value Delegation	means the delegation of claims (acte de délégation imparfaite) dated on or about the date of this Agreement and entered into between the Owner, as grantor (délégant), the Project Manager, as delegated debtor (débiteur délégué), and the Tax Investors and the Lender, as beneficiaries (délégataires), pursuant to which the Owner delegates the Project Manager to the Tax Investors and the Lender with respect to the Owner’s rights and claims relating to the Termination Value and the purchase price under clause 26 of the Lease.

Total Loss	means:

(i) the Assets are completely physically destroyed; or

(ii) the Assets are destroyed to an extent that it is deemed more economic to replace rather than repair the

Assets;

and in each case as certified by an expert jointly appointed by the Owner and the Project Manager.

Transaction	means the transaction comprising:

(d) the assignment pursuant to the Lease Assignment;

(e) the construction and commissioning of the Assets by the Project Manager, acting as project manager under this Agreement, and the incremental acquisition by the Owner of title to the Assets as they are constructed, pursuant to this Agreement; and

(f) the Lease.

Transaction Documents	means the Lease, this Agreement, the Loan Agreement, the Tax Loan Agreement, the First Demand Guarantee, the Cautionnement, the Delegations, the Put Option Agreement, the Call Option Agreement, the Long-term Lease, the Lease Assignment, the Intercreditor Agreement and the letter from Inco to the Security Agent (on behalf of the Owner) dated on or about the Closing Date regarding the obligations of the Lender under the Loan Agreement.

US$, USD and US Dollars	means the lawful currency for the time being of the United States of America.

Variation	means any additional or supplemental work which shall require the filing of an Administrative Authorisations as required by all Applicable Laws in New Caledonia.

Works	means any works or services to be carried out or provided with a view to completing and commissioning the Assets.

APPENDIX 2

ASSETS

APPENDIX 2 A

LIST OF THE ASSETS

The Assets will comprise the following units of the Plant:

-	Unit 215;

-	Unit 220;

-	Unit 240;

-	Unit 245;

-	Unit 250; and

-	Unit 285.

APPENDIX 2 B

MAP OF THE ASSETS [NOTE: MAP NOT INCLUDED IN THIS VERSION]

APPENDIX 2 C

SCOPE BOOK

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Area 215: Feed Thickening

Area 220: Pressure Leaching

Areas 215 and 220 are addressed together because the slurry enters Area 220 from 210 for preheating, then proceeds to Area 215 for thickening, and finally returns to Area 220 for further heating, pressure acid leaching and pressure letdown.

Purpose

Areas 215 and 220 are designed to:

•	heat the feed slurry to about 93°C prior to thickening;

•	thicken the slurry exiting the low temperature heaters;

•	store hot, thickened slurry at 90°C;

•	further heat the slurry to about 259°C prior to pressure acid leaching:

•	leach the heated slurry at 270°C with the appropriate addition of sulphuric acid (H2SO4) in mechanically agitated autoclaves to extract nickel and cobalt; and

•	depressurise the leached slurry in flash vessels, while recovering steam for direct heating of the incoming slurry as described in the first and fourth points above.

Description

Refer to PFDs CEG01-215-8110-20-0120 to 0122 for Area 215, and CEG01-220-8110-20-0130 to 0140 for Area 220.

The ore slurry is delivered to Area 220 from Area 210 via the pipeline and is preheated in the direct heater section of three low temperature (LT) heater/flash vessels (210-PRV- 111/211/311, 5,504mm heater PD x 21,400mm tan/tan), arranged in parallel, using flashed low pressure steam from the integrated low pressure flash vessels (5220mm PD). At base case conditions, approximately 166t/h of slurry enters each vessel at a temperature of 63°C and is heated to approximately 93°C by contact with the low-pressure flashed steam. Preheating the ore slurry facilitates thickening and permits slurry feed of a higher density to be sent to the pressure leach circuit. The preheated slurry is thickened in five 20m dia x 19.8m high deep bed thickeners (215-THK-005 to 009) operating in parallel. The thickener underflow, at 37% solids by weight, is pumped to the four 20.6m dia x 21.1m high agitated autoclave feed storage tanks (215-TNK-001 to 004), each with a surge capacity of 6,000m3. The thickener overflow solution is pumped back for use as process water in the FPP (Area 210) via two-stage pumps (210-PPP-001 to 004, duty/standby) and a 10km long carbon steel pipeline for use as process water. One LT heater is associated with each leach train.

There are three identical leach trains in the pressure acid leach area; the description that follows refers to the first train but also applies in principle to each of the other trains. Where the trains differ in principle, additional description is provided for clarification.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

The preheated and thickened ore slurry is pumped by a single stage centrifugal pump (215- PPS-009/010, duty/stand by) from the autoclave feed tanks to the heater section of the intermediate temperature (IT) heater/flash vessel (220-PRV-112, 4,020mm heater PD x 16,550mm tan/tan). Steam from the integrated intermediate pressure flash vessel (3600mm PD) heats the slurry. Slurry discharges the IT heater at 151°C and is transferred by three stage centrifugal pumps (220-PPS-115 to 120, duty/standby sets) to the heater section of the high temperature (HT) heater/flash vessel (220-PRV-113, 4,160mm heater PD x 17,430mm tan/tan), where it is heated by steam from the integrated high-pressure flash vessel (3654 PD). The heated slurry at 200°C is then pumped into the autoclave via a live steam trim direct heater (220-PRV-114, 2,500mm PD x 5,400mm tan/tan). Two high-pressure positive displacement pumps (220-PPD-101/102) operating in parallel are used to transfer the slurry from the HT heater discharge through the trim heater to the autoclave. The trim heater raises the slurry temperature to 259°C. The autoclave feed density is reduced by contact with condensing steam to 27.6% solids by weight.

The slurry is leached with H2SO4 at an approximate ratio of 122kg acid for each tonne of ore, in a six-compartment autoclave (220-ALV-100, 4,300mm PD x 25,845mm tan/tan) at high pressure (5,900kPa) and high temperature (270°C). Sulphuric acid is delivered to each of the first three autoclave compartments using one positive displacement high-pressure acid pump (220-PPD-003/004/005) for each compartment. Sulphuric acid is fed directly to the pump suctions from the sulphuric acid storage area (Area 330). The nominal H2SO4 deliveries to the first, second, and third compartments of the vessel are 25m3/h, 7.2m3/h and 3.6m3/h, respectively.

The slurry/acid mixture cascades through the six agitated compartments of the autoclave. Dual impellers driven by 75kW motors agitate each of the first three compartments; 37kW motors drive the agitators in each of the final three compartments. Complete dissolution is required to maximise liberation of nickel and cobalt as sulphates. Slurry residence time in the autoclave is 30 minutes. Nickel and cobalt extractions from the ore into solution are approximately 94.5% and 93.5% respectively. The leached slurry discharges the final autoclave compartment at 270°C and 22% solids by weight.

Each agitator shaft is equipped with a cartridge type, dual-pressurised mechanical seal. A circulating barrier fluid of demineralised water lubricates and cools the seals. The return seal water from the six agitators is cooled in a seal water cooler (220-HXS-423) which is shared by the three trains. Seal water for the autoclave agitator seals and HT heater feed pump mechanical seals in all three trains is supplied from a common 165m3 autoclave seal water tank (220-TNK-404). Each set of autoclave agitator seals has a duty/standby positive displacement seal water pump set (220-PPP-101/102, 201/202, 301/302). A single duty/standby pump set (220-PPP-407/408) provides high-pressure seal water for the HT heater feed pumps of all three trains.

The leached slurry flows from the final autoclave compartment into a flashing circuit. The pressure and temperature of the slurry are progressively reduced as it passes in order through the flash sections of the HT, IT, and LT heater/flash vessels (220-PRV-113, 220- PRV-112 and 220-PRV-111). In each pressure let-down stage, the flashed steam rises from the flash section of the vessel into the heater section to pre-heat incoming slurry, thus recovering heat from the slurry depressurization process. In the LT vessel the slurry flashes to near boiling point at ambient pressure.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

The vent gases from the three-heater/flash vessels and the autoclave are handled as follows:

•	LT heater/flash vessel vent gas is sent directly to the vent gas scrubber (220-SBW-102) for gas cleaning and discharge to atmosphere;

•	IT heater/flash vessel vent gas and autoclave vent gas are collected in a ceramic-lined continuous vent vessel (220-SPC-111) for pressure let-down prior to being sent to the vent gas scrubber; and

•	HT heater/flash vessel vent gas passes through a knockdown tank (220-VEP-111) to separate condensate prior to being sent to the power plant (Area 350) for waste heat recovery. The condensate from the knockdown tank is combined with the scrubber condensate and returned to the thickener overflow surge tank (215-TNK-008) in Area 215.

The slurry from the final flash vessel is discharged to a leach discharge pump box (220-PBX- 401) common to the three trains. Trains 1 and 2 require pumps to transfer the slurry from the final flash vessel to the pump box; slurry in Train 3 flows by gravity. From the pump box, the slurry is pumped to the counter-current decantation washing thickeners (220-PPS-403/404) for separation of the barren solids from the pregnant leach solution. This slurry is at approximately 101°C and 28% solids by weight. The pregnant leach solution contains approximately 7g/l of nickel and 0.8g/l of cobalt.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Area 240: Partial Neutralisation

Purpose

The partial neutralisation (PN) circuit is designed to:

•	neutralise the excess acid in the CCD thickener overflow PLS with lime and limestone;

•	precipitate the majority of impurities such as iron, aluminium, chromium and silica;

•	separate the neutralised and partially purified solution from the precipitated impurities;

.	filter and wash the resulting precipitate before treatment in the ETP; and

•	collect and clean the CO2 off-gas resulting from the neutralisation process and compress/liquefy part of this CO2 off-gas for use in the solvent-extraction area.

Description

Refer to PFDs CEG01-240-8110-20-0160 to 0163.

The thickener overflow from the CCD circuit is treated with limestone and lime using a two- stage neutralisation circuit to neutralise excess acid. Impurities such as iron, aluminium, chromium, and silica are also removed. (The limestone and lime are prepared as slurries in separate limestone and lime plants). Iron and chromium in particular would be detrimental to downstream unit operations if not removed in partial neutralisation.

Limestone slurry is used for the first stage and slaked lime for the second stage.

PLS is pumped from the first CCD thickener overflow tank at a base case flow of 1358m3/h to a distribution box (240-TNK-010) above two 625m3 mechanically agitated tanks (240-TNK- 002/031) operating in parallel. If required PLS is heated to 65°C using a direct steam eductor. Sulphur dioxide (SO2) gas is injected via a static mixer into this overflow stream before it enters the first distributor tank immediately after the pumps. SO2 reduces any chromium from the hexavalent (Cr6+) state to the stable trivalent (Cr3+) state allowing it to precipitate as a hydroxide. An SO2 / air blend may be added to the reactor tanks to improve the oxidation rate.

Limestone slurry is dosed at a rate of 125t/h solids to both of these tanks and neutralisation of the majority of the free H2SO4 in the PLS takes place. Reaction of the limestone with acid evolves carbon dioxide (CO2) gas and precipitates gypsum solids. Some of the CO2 is recovered for subsequent compression for use as a blanketing gas in the solvent extraction circuit. A small (8m3/h) flow of regenerated solution from the Area 245 Cu IX circuit is added to this reactor. Further neutralisation of acid continues in the third and fourth tanks by dosing more limestone slurry. Tanks 240-TNK-003 and 004 have live capacities of 1655m3 and 1700m3 respectively and each has a residence time of 60 minutes. Low-pressure air from Area 280 is injected to these two tanks at a rate of 7,364m3/h to oxidise ferrous iron (Fe2+) to ferric iron (Fe3+) forming a hydroxide precipitate.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Slurry from the 240-TNK-004 flows by gravity at a base case flow rate of 1,699m3/h into the feed box (240-TNK-047) of the 40m dia. first-stage thickener (240-THK-001). The gypsum and iron solids contained in this slurry settle and are compressed to a higher density slurry in the 45m dia. x 3.5m high thickener. Flocculant solution is added to the diluted feed slurry stream to facilitate slurry settling. Slurry at a density of 30% solids is withdrawn from the thickener as underflow slurry and is pumped at a base case rate of 497m3/h to the 840m3 capacity belt filter feed surge tank (240-TNK-011). A portion of the underflow slurry (146m3/h) is recycled as seed to the distribution tank. The solution component of the feed slurry overflows the thickener at a base case rate of 1,571m3/h and flows by gravity into an overflow tank (240-TNK-025).

First stage thickener flocculant is supplied from the Area 230 flocculant storage tank by duty/standby flocculant pumps (230-PPD-003/004).

Carbon dioxide evolved in the first two neutralisation tanks is scrubbed prior to removal of water in a knockout pot (240-VAR-017). CO2 flows to Area 245 - Copper Removal, or is compressed by CO2 compressors for downstream use in Area 250 Solvent Extraction. The Co2 package provides for storage and vaporisation of liquid CO2.

Slurry in the belt filter feed tank is pumped to four 120m2 horizontal belt filters (240-FLB-001 to 004) that operate in parallel Three stages of counter current washing are used to maximise recovery of soluble nickel and cobalt. Four vacuum pumps (240-PPU-001 to 004) apply vacuum to the filters, which remove entrained solution as filtrate and results in a cake forming on top of the filter cloth. First stage filtrate solution containing nickel and cobalt is recycled to the first stage PN thickener. Second and third stage filtrate solution is used as wash water on the filter. Process water is used as the third stage of wash solution. Washed and dewatered filter cake from each filter is transferred by screw conveyor (240-CVS-001 to 004) at a combined rate of 220t/h solids to two mechanically agitated repulping tanks (240- TNK-029/030). Process water from the process water dam is used to repulp the filter cake to a density of 35-40% solids. Repulped filter cake slurry is pumped to the effluent treatment circuit (Area 280) by centrifugal pumps (240-PPS-007/008). An automatic sampler extracts a sample from this material for metallurgical accounting procedures.

Thickener overflow from the first-stage PN thickener overflow tank is pumped to the first of three second-stage PN reactor tanks (240-TNK-007 to 009) connected in series, each of 1,215m3 capacity and a residence time of 45 minutes. Slurry from the Area 245 PN clarifier is pumped to this first tank at a rate of 15m3/h. A recycle seed stream of underflow slurry from the second stage PN thickener (240-THK-002) is also pumped to this tank.

Slurry from the first of the PN neutralisation tank overflows to the second tank, which in turn overflows to the third reactor tank. Injection of air (1342m3/h) from Area 280 low-pressure blowers and the addition of slaked lime slurry (2t/h solids) into these tanks results in precipitation of the remaining iron and aluminium, and a significant portion of the dissolved copper. An SO2 / air blend may be added to the reactor tanks to improve the oxidation rate.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Slurry from the last PN reactor tank overflows by gravity to the 31m dia. second-stage partial neutralisation thickener (240-THK-002) at a base case flow rate of 1,616m3/h. Solids contained in this slurry settle and are compressed to a higher density slurry in the thickener. Slurry settling is facilitated by the use of flocculant solution which is added to the diluted feed slurry stream. Slurry (18m3/h at a density of 30% solids) is removed from bottom of the thickener and is pumped to the first CCD thickener in Area 230 for recovery of nickel and cobalt precipitated during the addition of slaked lime.

Flocculant solution is made up in batches in a vendor supplied package comprising a dry flocculant storage bin, powder wetting and mixing tank before transfer to a 14m3 storage tank (240-TNK-044). Flocculant to PN thickener No.2 is delivered by flocculant distribution pumps (240-PPD-003/004).

Thickener overflow from the second stage partial neutralisation thickener flows by gravity to the PN clarifier in Area 245 at a base case flow rate of 1,582m3/h.

Page: 63 of 74

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Area 245: Copper Removal

Purpose

The copper removal operation is designed to:

•	clarify the neutralised solution from Area 240;

•	inject hot water into the clarified solution to minimise gypsum precipitation;

•	remove copper impurities through Ion Exchange columns;

•	de-aerate the copper free solution;

•	carbonate the resulting solution; and

•	provide surge and steady flow to SX1.

Description

Refer to PFDs CEG01-245-8110-20-0201 and 0202.

•	Calcium Management

Neutralised PLS from Area 240 overflows the second-stage PN thickener (at base case flow of 1,582m3/h) via launder to the feedwell of the 35m dia. PN clarifier (245-THK- 001). The liquor is dosed with flocculant from the Area 240 flocculant package by flocculant distribution pumps (240-PPD-003/004. The underflow slurry is returned to Area 240 to the first stage of partial neutralisation. The clarifier overflow travels by launder to the copper ion exchange feed tank (245-TNK-002) that provides 625m3 of surge capacity between Areas 240 and 245.

Following reaction with lime and limestone in Area 240 the calcium concentration in the neutralised PLS is above the solubility limit of gypsum. Heat is lost through pipes and tank walls, so the temperature and gypsum solubility of the PLS falls. The downstream process equipment is therefore prone to scale deposition on wetted surfaces.

The PLS is diluted by water heated by steam injection (245-EJS-001) in the copper removal feed tank. Water lowers the calcium sulphate concentration below the solubility limit. If the PLS temperature is above the design operating temperature of SX1 extraction, cooler filtered water can be injected into the copper ion exchange. The steam and water may dissolve solids in the PLS to allow lower back washing frequency in the copper ion exchange columns

Spent scrub solution is returned from Area 250 to the copper ion exchange (Cu IX) feed tank to decrease the calcium concentration of PLS prior to feeding to the ion exchange columns. PLS is pumped to the PLS ion exchange trains by centrifugal pumps (245-PU-030/031).

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

•	Copper Ion Exchange

Copper is removed from PLS to prevent poisoning of the solvent in SX1. The ion exchange resin selectively loads copper above nickel. The copper ion-exchange columns are loaded in series to ensure that copper breakthrough is prevented. Seven trains of columns are operated in parallel to achieve design throughput without excessive pressure drop across the resin beds. Each train consists of three columns.

•	245-IEX-101 to 103;

•	245-IEX-2D1 to 203;

•	245-IEX-301 to 303;

•	245-IEX-401 to 403;

•	245-IEX-501 to 503;

•	245-IEX-601 to 603; and

•	245-IEX-701 to 703,

Each ion-exchange train continually receives PLS. When the copper concentration on the resin in the lead column of each train reaches its absorption limit the loaded lead column is taken offline for copper removal. The other columns in the train remain in service. Copper free solution discharging each train is manifolded to the 3.6m dia x 6.8m high PLS degas vessels (245-PRV-001/002). Solution that is outside the dissolved copper specification is sent to the recycle solutions tank (245-TNK-009) for transfer to Area 240 for retreatment.

The sequence of treating loaded columns includes:

•	back wash with water to recover the nickel-rich solution within the resin bed and column freeboard. Spent backwash solution pumped to Areas 240 or 280 via the recycle (245-TNK-009) or discharge tank (245-TNK-010) respectively;

•	elution with dilute H2SO4 to remove the copper and residual nickel from the resin. Spent eluate flows to the discharge solutions tank and is pumped to Area 280 as effluent for treatment; and

•	regeneration with copper free PLS to restore the nickel concentration on resin prior to copper loading. The PLS is recycled from the SX1 feed pumps (245-PPP- 007 to 009). Spent solution from regeneration of the resin is pumped to the recycle solutions tank and returned to Area 240.

The regenerated column is returned to service as the trailing column in the respective train. The first flush of PLS through the reinstated column is directed to the recycle solution tank for return to Area 240 to ensure that no copper passes to SX1 while the resin bed settles into service.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

•	Gas Treatment of Liquor

The gas dissolved in solution received from Area 240 varies depending on the instantaneous process conditions. The PLS becomes progressively richer in dissolved air as it passes through tanks in Areas 240 and 245 as a result of its CO2 content being depleted by air sparging in Area 240. The O2 content is depleted from PLS to decrease solvent degradation that arises by its reaction with extractant in the circulating solvent in Area 250. The CO2 in the SX feed minimises the consumption of expensive, high purity CO2 cover gas in Area 250. De-aeration is performed in two parallel PLS degas vessels (245-PRV-001/002) in which the PLS is distributed across the vessel void under vacuum. The vacuum maintains a low O2 partial pressure within the vessel to promote O2 removal from the PLS. The dissolved gases in the PLS are released into the vacuum stream and are exhausted to atmosphere via the vacuum pumps. The degassed PLS is then pumped through eductors (245-EJS-002/003) which contact CO2 (from Area 240) with the PLS, and then through inline static mixers (245-MXS-003/004). The retention and mixing facilitate CO2 absorption in the PLS before discharging into the SX feed tank (2450TNK-003). Constant PLS throughput during upstream flow restrictions is achieved by recycling PLS from the SX feed tank as required to maintain a steady gas to liquid ratio and maintain adequate CO2 contact with the PLS.

The 100m3 SX feed tank provides surge capacity between Areas 245 and 250. Excess CO2 from the PLS is released to blanket the tank freeboard space.

The copper free and O2 depleted PLS is supplied to the solvent extraction columns in Area 250 by variable speed pumps (245-PPP-007 to 009) via a pipe header. The liquor is delivered at constant pressure to ensure regulation of flow rate to individual columns. A side stream of SX feed can be diverted to Cu IX for resin regeneration as required.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Area 250: Primary Solvent Extraction SX 1

Purpose

The purpose of the primary solvent-extraction circuit is to selectively recover the nickel and cobalt contained in the copper-free pregnant leach solution and concentrate them in a hydrochloric acid (HCI) solution.

Description

Refer to PFDs CEG01-250-8110-20-0210 to 0215.

PLS from Area 245 is treated to recover the metal values through a primary solvent extraction circuit (SX1) including extraction, scrubbing and stripping. Nickel, cobalt and zinc are efficiently concentrated and transferred from sulphate based PLS to hydrochloric acid based strip solution; separation and purification is performed in downstream processing. Trace impurity metals including iron and manganese are co-extracted with the nickel, cobalt and zinc. Copper and chrome are removed from the PLS in upstream processes in Areas 245 and 240 respectively.

The three SX1 sections all utilise pulsed columns to contact the solvent and aqueous inputs in counter current flow. Each pulsed column system comprises:

•	a tall central column section containing disc-and-doughnut internals;

•	a top settler where the organic overflows into a discharge weir;

•	a bottom settler where the aqueous phase is discharged;

•	a pulse leg, where pressurised air creates a pulsating action on the liquid in the column;

•	an air receiver, where pressurised air is accumulated prior to discharge to the column;

•	an air manifold, where the air pulses are generated; and

•	a water-cooled refluxing vent condenser to condense and recover organic vapours in the off-gas.

The first section involves the extraction of metals into the organic phase. This extraction is selective against alkali metals such as calcium and magnesium, which remain in the aqueous phase, or raffinale. Seven parallel columns (250-PCO-001 to 007) are installed. Extraction columns are 27m high, and have central column dimensions of 4m dia. x 16m high.

In the second section the loaded solvent is scrubbed with dilute H2SO4 to remove any remaining iron and manganese that have been co-extracted with nickel and cobalt into the organic phase. The spent scrub acid aqueous solution is recycled either to the SX1 feed or to Area 240. Four parallel columns (250-PCO-020 to 023) are installed. Scrub columns are 16m high and have central column dimensions of 4m dia. x 6m high.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

The scrubbed solvent is stripped of metals into an aqueous stream of regenerated HCI from Area 270; the stripped solvent is returned to extraction. Eight parallel (250-PCO-008 to 015) columns are installed with an allowance for four future columns. Strip columns are 37m high and have central column dimensions of 4m dia. x 26m high.

Dissolved metals are extracted by di-thio phosphinic acid (DTPA) which is supplied as the proprietary reagent Cyanex 301. This extractant is dissolved in the kerosene diluent Isopar M.

•	Extraction

The copper-free PLS from Area 245 is supplied as SX feed from the primary SX feed pumps (245-PPP-007/008/009). Surge capacity is provided in the 1000m3 surge tank (245-TNK-003) to smooth short-term process fluctuations. The solution has been depleted of O2 and saturated with CO2 in Area 245 to reduce the potential for solvent degradation.

The PLS from Area 245 is supplied to a header at a base case flow of 1,627m3/h from where it is distributed into each of the operating pulse columns. The stream is pumped at controlled pressure to ensure stable flow control to individual columns. A side stream of PLS is directed to regeneration of the copper ion exchange resin as required.

Stripped solvent is pumped to the bottom of the extraction columns at a base case flow of 145Cm3/h and dispersed by the pulsing action. The organic phase rises against the flow of PLS before exiting via a circumferential weir to the loaded organic header. The loaded solvent for each column is collected in the header and piped to the scrub columns.

The metal depleted aqueous solution or (raffinate) flows at 1,629m3/h to parallel multimedia filters (250-MLF-001 to 004) for recovery of entrained organic prior to transfer (250-PPP-012 to 014) to Area 280 for treatment.

•	Scrubbing

Solvent scrubbing aims to dislodge iron and manganese from DTPA without excessive removal of nickel and cobalt. Scrub solution is pumped at a base case rate of 2 m3/h from the 15m3 scrub solution feed tank (25Q-TNK-063). The acid make-up to the tank is controlled by dilution of concentrated H2SO2 with filtered water in a static mixer (250- MXS-002). The scrub solution acid strength can be varied to optimise the removal of metals from the solvent. The scrub solution is supplied at controlled pressure (250- PPP-130/131) to a header from where it is distributed into each of the operating pulsed columns.

The organic/aqueous flow ratio through individual scrub columns can be varied by pumping the scrub solution from each bottom decanter to join the fresh scrub solution at the top of the same active column. The four scrub columns (250-PCO-020 to 023) each have a single aqueous recycle pump (250-PPP-090 to 093). This solution recycle flow (334m3/h) is larger than the advance scrub flow to provide efficient phase mixing. The recycle stream in each of the four columns is heated by direct steam injection (250-MXS-005 to 008) to maintain the process temperature and raise the temperature of the scrubbed solvent to that required for stripping.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Loaded solvent flows via a common header to the bottom of the scrub columns and is dispersed by the pulsing action. The loaded solvent rises against the flow of scrub solution before exiting via a circumferential weir to the scrubbed organic header. The scrubbed solvent for each column is collected in the header and pumped (250-PPP-040 to 043) to the strip columns.

The impurity bearing solution (spent scrub) is pumped (250-PPP-088/089) at a base case rate of 2m3/h to two parallel multimedia filters (250-MFL-008/009) for recovery of entrained organic. The cleaned spent scrub is piped to its destinations in Area 245 for dilution of the PLS and recovery of nickel and cobalt, or Area 240 to bleed the impurities from SX1. The scrub liquor also assists with calcium (Ca) dilution of the PLS prior to Cu IX.

•	Stripping

Scrubbed solvent is pumped to a pipe header and then into the bottom of the eight strip columns (250-PCO-008 to 015) via valves and dispersed by the pulsing action. The organic phase rises against the flow of strip solution before exiting each column via a circumferential weir to a discharge header.

The stripped solvent for each column is collected in the header and piped to the 900m3 capacity stripped organic surge tank (250-TNk-058). Aqueous entrainment is drained from this surge tank and pumped via air drive positive displacement pump 250-PPP- 122 as required to the strip solution feed header.

The strip solution is regenerated HCI from Area 270 that has been scrubbed in carbon columns (250-CCL-001 to 003) and premixed with make-up concentrated HCI in a static mixer (250-MXS-003). The strip solution is pumped (250-PPP-060/061) from its feed tank (250-TNK-010) to a header pipe at constant pressure, then through control valves into each of the operating pulse columns. The strip flow rate ratio is monitored and controlled from the solvent flow rate with adjustment for the nickel plus cobalt grade on scrubbed solvent.

The loaded strip solution flows at a base case rate of 68m3/h to parallel multimedia filters (250-MLF-005/006) for recovery of entrained organic, before it is piped to the Ni/Co/Zn solution tank (250-TNK-012). The loaded strip solution is pumped (250-PPP- 038/039) to Area 255 for zinc removal.

DTPA is oxidised by O2 that enters the organic phase, the major source being the feed PLS. Any O2 that does not react in the solvent may reach the freeboard of columns or tanks and can be purged by high purity CO2 from the Area 240 CO2 compression/storage package. Oxidation of DTPA degrades the solvent performance both reversibly and irreversibly. The regeneration section provides treatment for reversible degradation. Make-up with fresh Cyanex 301 from the air-driven positive displacement SX1 extractant pump 250-PPP-071 allows for irreversible degradation of DTPA.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Pulsing air is delivered from a common battery of blowers (250-FAB-001 to 005) that supply SX1 and SX2. Each column has its own receiver, valving and pressure regulation arrangement to control pulsing amplitude and frequency. The pulse air is exhausted to atmosphere through the same valves. The pulse air supply is cooled with cooling water to the process operating temperature through a heat exchanger associated with each blower (250-HXS-001 to 005).

•	Organic Recovery and Regeneration

Each of the aqueous streams that exit Area 250 pass through multimedia filters to recover entrained solvent. The filter beds are backwashed of residual entrainment regularly. The major portion of the organic phase from the filters is purged as required to a 20m3 conical bottom recovered organic separation tank (250-TNK-016). The solvent is separated from the aqueous content of the streams by settling in this tank and pumped to the regeneration facility (250-PPP-075). The carry over of aqueous phase is drained from the tank and pumped (250-PPP-076) to effluent.

The dirty backwash streams that contain sulphates from the raffinate and spent scrub filters are collected in the 175m3 SX1 extraction dirty backwash tank (250-TNK-037). The accumulated sulphate backwash is pumped (250-PPP-100/101) to a secondary multimedia filter (250-MFL-007) for further cleaning.

The dirty backwash stream that contains chlorides from the loaded strip filters is collected in the 15m3 SX1 chloride-settling tank (250-TNK-015). The pooled organic phase is decanted over an internal weir and pumped to the organic separation tank (250-TNK-016). The recovered solvent streams are combined in this tank before transfer to the regeneration facility. The aqueous phase is drained from the settling tank and pumped to join the fresh strip solution for recycle to the strip columns. Pumps in this section are air-driven positive displacement type.

Loaded solvent is bled as required from the extraction columns and flows to the regeneration facility. An impure organic stream can also be received from the recovered organic separation tank. The organic stream is contacted with water in a wash tower (250-CMW-001) and overflows to the agitated conical tank-reactor (250-TNK-027). The wash water is drained to the regeneration effluent tank (250-TNK-026) and pumped back to the SX1 recovered organic separation tank (250-PPP-026).

The regeneration reaction rate is maintained by circulating (250-PPS-007) reactor contents through a heat exchanger (250-HXS-025). A charge of nickel powder is transferred from a tote bin (250-BIN-001) to the reactor by a screw feeder (250-FEM-001). After each batch the reactor contents is settled and the residual nickel powder falls to the tank floor while the regenerated solvent is decanted. The nickel powder is re-suspended in subsequent regeneration batches and re-used.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

The regenerated solvent is separated from any nickel powder carryover by filtration. After a selected number of batches the reactor is completely drained of all nickel powder, which is also filtered. The reactor discharge is pumped through the filter (250-FLP-002) into the SX1 regeneration product tank (250-TNK-028). The cleaned regenerated solvent is in turn pumped (250-PPP-082) to the SX1 stripped organic surge tank to join the main circulating stream. Filtered powder can be washed with water to assist organic recovery. The residual nickel powder is discharged as a cake by opening the filter plates and transferred via screw conveyor to drums. This solid waste is sent for disposal.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Area 285: Effluent Treatment

Refer to PFDs CEG01-285-8110-20-0281 to 0283.

Waste streams from the following Areas report to a distribution box (285-TNK-002) and flow by gravity to the first of three acidic liquor neutralisation reactors:

•	Area 250 SX1 raffinate; and

•	Area 350 CFPP and OFSPP effluent.

Effluent treatment in Area 285 is a multi-stage process involving neutralisation of the SX1 raffinate sulphate stream from Area 250 with limestone slurry in two mechanically agitated reactors (285-TNK-010, 011) followed by neutralisation with slaked lime slurry in the agitated third reactor (285-TNK-012). Each reactor has a capacity of 1,125m3 and a nominal retention time of 30 minutes. Limestone slurry is drawn from the plant ring main and is used to neutralise the majority of the H2SO4 in the effluent streams. Lime slurry drawn from the plant ring main is used to neutralise any remaining H2SO4 in the effluent stream and precipitate most of the remaining soluble metal sulphates.

Spent chemicals from the water treatment plant are also neutralised. Decant water from the tailings dam can report to the third neutralisation reactor.

Air from low-pressure blowers (280-FAB-O01, 002, 003) located in Area 280 is sparged into these neutralisation reactor tanks to oxidise any soluble divalent iron (Fe2+) to its trivalent (Fe3+) form and enable its precipitation as a hydroxide. Ferrous sulphate solution from the Area 280 storage tank (280-TNK-006) can be dosed to the third neutralisation reactor to reduce any hexavalent chromium to trivalent chromium that may be contained in the decant water. Chromium (3) hydroxide is precipitated. At the increased pH in the lime reactor, manganese and magnesium hydroxide precipitate as solids.

The neutralised stream from the third neutralisation reactor flows to a 57 m dia. x 4.5m high effluent treatment thickener. Thickener overflow solution containing <100mg/L of manganese flows by gravity to the 295m3 chloride tank (285-TNK-017) where it combines with chloride containing streams. Retention time is 30 minutes Zinc is precipitated by addition of slaked lime slurry from the ring main.

A number of other streams shown below contain chlorides:

•	Area 245 copper IX solution discharge;

•	Area 250 SX1 chloride effluent;

•	Area 260 Zinc IX and SX2 aqueous waste (usual destination);

•	Area 270 pyrohydrolysis scrubber effluent; and

•	Area 350 CFPP and OFSPP effluent

A significant portion of the thickener overflow (neutralised effluent) is pumped (285-PPP-017/018) to the process water pond. Most of this stream is used as wash solution in the Area 230 CCD circuit. Decant water is usually sent directly to the process water dam.

Goro Nickel Project
Phase 2B Report
Appendix A: Scope Book

Part of the underflow from the effluent treatment thickener is pumped (285-PPP-031/032) to Area 280 where it is combined with other solids streams to tailings. A portion of the effluent thickener underflow stream is recycled to the first neutralisation reactor in Area 285 as seed.

Neutralised effluent from the agitated chloride tank flows to the two parallel effluent treatment lamella clarifiers (285-TNK-008, 009) to remove residual solids, which are pumped to Area 280 for disposal in the tailings dam. Final effluent overflows from the clarifiers to the effluent head tank (285-TNK-016). Outfall discharge pumps (285-PPP-015, 016) deliver the effluent via an overland pipeline to the ocean outfall at the Canal De La Havannah where a diffuser disperses the clear and neutralised effluent at the sea bed. Seawater recovered from the port is pumped into the head tank to reduce scale formation in the pipeline.

APPENDIX 3

NOTIFICATION FORM

To:	GniFi
BNP Paribas Nouvelle Calédonie
37 avenue Henri Lafleur
BP K3, 98800 Nouméa cedex, Nouvelle Calédonie
Fax:+687.25.84.59
Attention:Bernard Monteilh

BNP Paribas-Capstar Partners
37 place du Marché Saint Honoré
75031 Paris Cedex 01, France
Facsimile number: +33 1 42 98 12 03
Attention: Khalid Ammari

From:	Goro Nickel

Date: [•]

Goro Nickel Construction Agreement dated 30 December 2004 (the “Construction Agreement ”)

Dear Sir,

We refer to Clause 17.2(b)(ii) of the Construction Agreement.

For the purpose of this letter, capitalised terms and expressions (whether in singular or in plural form) shall have the respective meanings given to them in the Construction Agreement.

We hereby confirm that we received from the Lender on [•] the amount of US$[•] which, together with the part of Installment [1/2/3] paid by the Owner pursuant to Clause 17.2(b)(i), represents the full payment of Installment [1/2/3/4].

Yours faithfully